EXHIBIT 10.14
XXXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
EXECUTION COPY
LICENSE, DEVELOPMENT AND COMMERCIALIZATION
AGREEMENT
This LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of December 15, 2010 (the “Effective Date”) by and between IMPAX LABORATORIES, INC., a Delaware corporation with its principal place of business at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”), and GLAXO GROUP LIMITED, a company organized and existing under the laws of England and having an office and place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 ONN, United Kingdom (“GSK”). Impax and GSK are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, Impax is developing a controlled release carbidopa-levodopa capsule product for the treatment of Parkinson’s disease;
Whereas, GSK possesses substantial resources and expertise in the development, marketing, and commercialization of pharmaceutical products;
Whereas, GSK desires to collaborate with Impax on the further development of such product, and to obtain commercialization rights to such product in Europe and certain other countries, and Impax is willing to so collaborate and to grant such rights on the terms and conditions hereof; and
Whereas, GSK and Impax are also entering into a separate supply agreement of even date hereof (the “Supply Agreement”) pursuant to which GSK will be purchasing its requirements of such product (in finished bulk form) from Impax and Impax will be supplying such product to GSK on the terms and conditions set forth therein.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1 “Acquiror” has the meaning set forth in Section 14.5.
1.2 “Additional GSK Modifications” has the meaning set forth in Section 4.2(a)(ii).
1.3 “Affiliate” means, with respect to a particular person, any corporation or other person which is directly or indirectly controlling, controlled by or under common control of such particular person for so long as such control exists. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control of”) mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity and/or having the power to direct the affairs of the entity.

1.4 “Alliance Manager” has the meaning set forth in Section 3.1.
1.5 “Bankruptcy” has the meaning set forth in Section 12.6(a).
1.6 “Bankruptcy Code” has the meaning set forth in Section 12.6(b).
1.7 “Bioequivalence Study” means a study to be carried out by Impax, that is designed to show that the Original Product Manufactured in Impax’s Manufacturing facility in Taiwan is bioequivalent to the Original Product Manufactured in Impax’s Manufacturing facility in Hayward, California. Without limiting the foregoing, the term “Bioequivalence Study” will include any number of such studies to be carried out by Impax which are necessary to establish bioequivalence.
1.8 “Business Day” means a day on which banking institutions in New York, New York, are open for business, but in any event excluding the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of each calendar year during the Term.
1.9 “Change of Control” of Impax means: (a) a sale of all or substantially all of the assets of Impax in one or a series of integrated transactions not in the ordinary course of business to a Third Party Competitor; (b) the acquisition of control (as defined in Section 1.3) of Impax by a Third Party Competitor by means of any transaction or series of related transactions to which Impax is a party (including, any stock acquisition, merger or consolidation); or (c) the occurrence of an event defined under Section 2.6(a)(ii). For the purpose of this definition, Third Party Competitor means a Third Party that, as of the date of Change of Control, is XXXXXX.
1.10 “Claims” has the meaning set forth in Section 10.1.
1.11 “CMC Information” means Information related to the chemistry, manufacturing and controls of a Licensed Product, as specified by the FDA, EMA and other applicable Regulatory Authorities.
1.12 “Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of a Licensed Product, including strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Licensed Product support, and all customer support, Licensed Product distribution, invoicing and sales activities. For clarity, Commercialization shall exclude any activities relating to the Manufacture of a Licensed Product; provided, however, Commercialization shall include packaging and labeling of finished Licensed Product for sale to distributors and end customers (including any necessary release testing of product or any component or ingredient thereof, and other quality assurance activities) using bulk finished Licensed Product Manufactured and supplied by Impax or Third Parties licensed or contracted by Impax.

2.

1.13 “Commercialization Plan” has the meaning set forth in Section 6.2(a).
1.14 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of Impax or GSK, as applicable and not taking into account any assignment of this Agreement pursuant to Section 14.5, for the research, development or commercialization of a similarly situated pharmaceutical product as a Licensed Product at a similar stage of development or commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues (but not considering any payments due to Impax pursuant to this Agreement or the Supply Agreement), and all other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of efforts required may be different for different markets and indications and may change over time, reflecting changes in the status of a Licensed Product and markets involved. Commercially Reasonable Efforts require that the Party: (a) promptly assign responsibility for such obligations or tasks to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.
1.15 “Competing Product” has the meaning set forth in Section 2.6(a).
1.16 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement or the Supply Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated September 21, 2009 (the “Confidentiality Agreement”) shall be deemed to be such Party’s Confidential Information disclosed hereunder.
1.17 “Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement with any Third Party.
1.18 “Courts” has the meaning set forth in Section 13.2.

3.

1.19 “CPI-U” means the Consumer Price Index for all Urban Consumers, San Francisco-Oakland-San Jose, CA, (All Items 1982-84=100) issued by the United States Department of Labor, Bureau of Labor Statistics, or any successor agency of the United States that issues such indexes or any successor index.
1.20 “Develop” or “Development” means (a) all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of research and study results and reporting, preparation and submission of applications (including any CMC Information) for obtaining and maintaining Regulatory Approval of the Original Product, and (b) if GSK exercises an Option, all activities (both prior to and after GSK’s exercise of an Option) relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of research and study results and reporting, preparation and submission of applications (including any CMC-related information) for obtaining and maintaining Regulatory Approval of the particular Improved Product in question; provided, however, Develop and Development shall not include any activities that involve the Commercialization of a Licensed Product.
1.21 “Development Costs” means the costs incurred by Impax or GSK, as calculated in accordance with such Party’s accounting principles consistently applied, that are specifically identifiable (or reasonably and consistently allocable) to the Development of an Improved Product or the Original Product. The Development Costs shall include amounts, without mark-up, that Impax or GSK pays to Third Parties involved in such Development and all internal costs incurred by Impax or GSK in connection with such Development, which internal costs shall be calculated at the FTE Rate for such Party. For clarity, Development Costs shall include the cost of Manufacturing the Original Product or Improved Product, as applicable, for use in Development.
1.22 “Development Plan” has the meaning set forth in Section 4.3(a).
1.23 “Dispute” has the meaning set forth in Section 13.1.
1.24 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
1.25 “EMA” means the European Medicines Agency or any successor entity.
1.26 “EU” or “European Union” means the European Union member states as then constituted. As of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and United Kingdom.
1.27 “Executive Officers” has the meaning set forth in Section 13.1.
1.28 “Expert” has the meaning set forth in Section 3.2(e)(ii).
1.29 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
1.30 “FDA” means the U.S. Food and Drug Administration or any successor entity.

4.

1.31 “Field” means any and all human diagnostic, therapeutic and prophylactic uses of the Licensed Products in any and all indications, including Parkinson’s disease.
1.32 “First Commercial Sale” means, with respect to a particular Licensed Product, the first sale to a Third Party of such Licensed Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.
1.33 “FTE” means the equivalent of a full-time individual’s work, at two thousand and eighty (2080) hours per year, for a twelve (12)-month period, performing activities pursuant to this Agreement or the Supply Agreement. For clarity, the Parties intend the FTE to be a unit of measurement used to calculate the amount of time dedicated to the performance of this Agreement on behalf of Impax or GSK. One FTE may constitute work performed by an individual whose time is dedicated solely to this Agreement or may be comprised of the efforts of several individuals, each of whom dedicates only part of his or her time to work under this Agreement.
1.34 “FTE Rate” means the cost of an FTE of Impax or GSK performing Development upon the Original Product or an Improved Product, which rates, for Impax and GSK, are initially set forth on Schedule 1.34. Each such rate shall be adjusted on January 1st of each calendar year, commencing on January 1, 2012, by agreement of the Parties and if no such agreement can be reached, by a percentage equal to the percentage by which the latest version of the CPI-U published as of such date differs from the latest version of the CPI-U published as of the Effective Date.
1.35 “GAAP” has the meaning set forth in Section 7.8.
1.36 “Generic Product” means, with respect to a Licensed Product in a particular regulatory jurisdiction, any pharmaceutical product that (i) contains the same qualitative and quantitative composition of active pharmaceutical ingredients, or salts or esters thereof, as such Licensed Product in the same pharmaceutical form as such Licensed Product; (ii) has obtained regulatory approval in such jurisdiction (for an indication for which such Licensed Product obtained Regulatory Approval from the applicable Regulatory Authority in such jurisdiction) on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by GSK, its Affiliates or sublicensees and, in the case of a product containing a salt or ester of an active pharmaceutical ingredient contained in the Licensed Product, such approval was obtained without reliance on or submission of additional safety or efficacy data; (iii) is bioequivalent to the Licensed Product as determined by the applicable Regulatory Authority in such jurisdiction; and (iv) is sold in such jurisdiction by a Third Party that is not a sublicensee of GSK or its Affiliates and did not purchase such product in a chain of distribution that included any of GSK or its Affiliates or sublicensees, excluding all pharmaceutical products marketed as of the Effective Date containing levodopa and carbidopa. Without limiting the foregoing, or being limited thereby, with respect to a Licensed Product in the EU Generic Product shall include any pharmaceutical product that has been authorized with respect to such Licensed Product under the provisions of Articles 10.1, 10.2, 10.3 or 10a of EU Pharma Directive 2001/83.

5.

1.37 “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the EMA or other Regulatory Authority applicable to the Licensed Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.38 “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by the EMA or other Regulatory Authority applicable to the Licensed Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.39 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.40 “GSK Indemnitees” has the meaning set forth in Section 10.1.
1.41 “GSK Know-How” means all Information that is discovered, developed, invented or created by or on behalf of GSK or its Affiliates through activities undertaken as contemplated by this Agreement, or that has been used in the Development, use, sale, offer for sale, having sold, import or any other Commercialization of any Licensed Product in the Licensed Territory. For clarity, GSK Know-How excludes Information contained within the GSK Patents, and the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition of, by or merger with GSK, subject to the terms of Section 14.5, unless such Affiliate performs any activities under this Agreement or Information controlled by such Affiliate is used in the Development, use, sale, offer for sale, having sold, import or any other Commercialization of any Licensed Product in the Licensed Territory.
1.42 “GSK Modifications” has the meaning set forth in Section 4.2(a)(i).
1.43 “GSK Patent” means any Patent (other than a Joint Patent) that (a) claims an invention that is discovered, developed, invented or created by or on behalf of GSK or its Affiliates through activities undertaken as contemplated by this Agreement, and (b) covers the Development, use, sale, offer for sale, having sold, import or any other Commercialization of any Licensed Product. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition of, by or merger with GSK, subject to the terms of Section 14.5, unless such Affiliate performs any activities under this Agreement.
1.44 “GSK Prosecuted Patents” has the meaning set forth in Section 8.3(b)(i).
1.45 “GSK Technology” means the GSK Know-How, GSK Patents and GSK’s interest in Joint Patents.

6.

1.46 “GSK Withholding Tax Action” has the meaning set forth in Section 7.9(d).
1.47 “ICH” means International Conference on Harmonization.
1.48 “IFRS” has the meaning set forth in Section 7.8.
1.49 “Impax Indemnitees” has the meaning set forth in Section 10.2.
1.50 “Impax Know-How” means all Information that is Controlled by Impax or its Affiliates as of the Effective Date or during the Term having application in the Development, use, sale, offer for sale, having sold, import or any other Commercialization of a Licensed Product, including packaging and labeling of finished Licensed Product for sale to distributors and end customers (including any necessary release testing of product or any component or ingredient thereof, and other quality assurance activities) using bulk finished Licensed Product Manufactured and supplied by Impax or Third Parties licensed or contracted by Impax. For clarity, Impax Know-How excludes Information contained within the Impax Patents, and the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition of, by or merger with Impax, subject to the terms of Section 14.5.
1.51 “Impax Patents” means any Patent (other than a Joint Patent) that (a) is Controlled by Impax or its Affiliates as of the Effective Date or at any time during the Term, and (b) covers or claims the composition of matter, Development, process or method for making Licensed Product, use, sale, offer for sale, having sold, import, or any other Commercialization of a Licensed Product, including, packaging and labeling of finished Licensed Product for sale to distributors and end customers (including any necessary release testing of product or any component or ingredient thereof, and other quality assurance activities) using bulk finished Licensed Product Manufactured and supplied by Impax or Third Parties licensed or contracted by Impax, but is not directed solely to the Manufacture of a Licensed Product. Impax Patents include, as of the Effective Date, such Patents listed in the attached Schedule 1.51, which schedule may be updated by the consensus of JPC from time to time during the Term. For clarity, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate after the Effective Date due to an acquisition of, by or merger with Impax, subject to the terms of Section 14.5.
1.52 “Impax Prosecuted Patents” has the meaning set forth in Section 8.3(a).
1.53 “Impax Technology” means the Impax Know-How, Impax Patents and Impax’s interest in Joint Patents.
1.54 “Improved Product” means a XXXXXX. In the event that there is more than one Improved Product, XXXXXX.
1.55 “Indemnified Party” has the meaning set forth in Section 10.3.
1.56 “Indemnifying Party” has the meaning set forth in Section 10.3.
1.57 “Indication” means any human disease or condition which can be treated, prevented or cured or the progression of which can be delayed.

7.

1.58 “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), CMC Information, stability data and other study data and procedures.
1.59 “Infringement” has the meaning set forth in Section 8.4(a).
1.60 “INN” has the meaning set forth in Section 8.10.
1.61 “Joint Inventions” has the meaning set forth in Section 8.1.
1.62 “Joint Patents” has the meaning set forth in Section 8.1.
1.63 “Joint Patent Committee” or “JPC” means the committee formed by the Parties as described in Section 3.3.
1.64 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.2(a).
1.65 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
1.66 “XXXXXX” has the meaning set forth in XXXXXX.
1.67 “Licensed Product” means (i) the Original Product, or (ii) from and after GSK’s exercise of an Option and timely payment of the Option Exercise Fee, as provided in this Agreement, the particular Improved Product for which such Option was exercised.
1.68 “Licensed Territory” means all countries of the world other than U.S. and Taiwan.
1.69 “Major Market Country” means the following: XXXXXX.
1.70 “Manufacture” with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of the Original Product, and if GSK exercises an Option, all activities (both prior to and after GSK’s exercise of such Option) related to the manufacturing of the particular Improved Product in question, in each case in unlabeled bulk form for use in Development or Commercialization, including in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability and conformance testing, and regulatory activities related to any of the foregoing, but excluding the limited use of CMC Information as provided for under Article 5, which use is included in Development, and excluding packaging and labeling of finished Licensed Product for sale to distributors and end customers (including any necessary release testing of product or any component or ingredient thereof, and other quality assurance activities) using bulk finished Licensed Product Manufactured and supplied by Impax, which use is included in Commercialization.

8.

1.71 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Licensed Product (but excluding Pricing Approval) in any particular jurisdiction and all amendments and supplements thereto.
1.72 “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.
1.73 “Net Sales” means the gross amounts invoiced by GSK, its Affiliates and their respective sublicensees for sales of Licensed Product to unaffiliated Third Parties, less the following deductions to the extent reasonable and customary provided to unaffiliated entities and actually allowed and taken with respect to such sales:
(a) reasonable cash, trade or quantity discounts and charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government; provided, however, that in each case such amounts shall be applied in a normal and customary manner with respect to other similarly situated products of GSK and not applied disproportionately to a Licensed Product;
(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Licensed Product, including in connection with recalls;
(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Licensed Product, to the extent included in such invoice;
(d) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Licensed Product, including VAT, excise taxes and sales taxes, to the extent included in such invoice; and
(e) the lesser of: (i) two percent (2.0%) of the aggregate gross amount invoiced on sales of a Licensed Product in the relevant country or (ii) the actual amount of any write-offs for bad debts relating to such sales during the period in which there is an obligation to pay a royalty under this Agreement.
Notwithstanding the foregoing, amounts received or invoiced by GSK, its Affiliates, or their sublicensees for the sale of Licensed Product among GSK, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced. Net Sales shall be accounted for in accordance with standard GSK practices for operation by GSK, its Affiliates or sublicensees, as practiced in the relevant country in the Licensed Territory, but in any event in accordance with International Financial Reporting Standards (“IFRS”), consistently applied in such country in the Licensed Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales.

9.

With respect to any transfer of any Licensed Product in a given country for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in such country during the applicable reporting period (or if there were only de minimis cash sales in such country, at the fair market value as determined by comparable markets).
GSK, its Affiliates, and their respective sublicensees shall sell a Licensed Product as a stand alone product and will not sell a Licensed Product as a part of a bundle with other products or offer packaged arrangements to customers that include a Licensed Product, except with Impax’s prior written consent.
1.74 “Neuroscience Business” means GSK’s then existing assets or business relating to products for the treatment of neurological diseases.
1.75 “Option” has the meaning set forth in Section 2.4(a).
1.76 “Option Exercise Fee” has the meaning set forth in Section 2.4(c).
1.77 “Original Product” means Impax’s oral, controlled release formulated pharmaceutical product containing levodopa and carbidopa (LD-CD) at a ratio of 4:1 and additional excipients including an organic acid, which product is referred to as IPX 066 and is generally described in IND # 102,887, as such IND may be amended or updated from time to time.
1.78 “Other Shared Development Activities” has the meaning set forth in Section 4.2(a)(iii).
1.79 “Party Sublicense Agreement” has the meaning set forth in Section 2.3(b).
1.80 “Patents” means (a) provisional patent applications, pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisions of or applications claiming priority to any of the foregoing; and (c) extension, renew or restoration of any of the foregoing by existing or future extension, renew or restoration mechanisms, including supplementary protection certificate, pediatric extensions or the equivalent thereof.
1.81 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.7(a).
1.82 “XXXXXX” means a XXXXXX.
1.83 “Phase III Clinical Trial” means a clinical trial of a Licensed Product on human patients, which trial is designed to (a) establish that a drug is safe and efficacious for its intended use; and (b) support approval of an application to a Regulatory Authority for the commercial marketing of such drug.

10.

1.84 “Pivotal Phase III Trials” means the B08-05, B09-02 and B09-06 Phase III Clinical Trials for the Original Product, as set forth in Exhibit A.
1.85 “Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products and where such approval, agreement, determination or decision establishes prices for a Licensed Product that are acceptable to GSK in its sole discretion, provided that GSK shall promptly notify Impax of any governmental approval, agreement, determination or decision establishing prices for a Licensed Product (including any final decision by a Governmental Authority which is the result of an appeal (whether formal or informal) by GSK of a previous governmental approval, agreement, determination or decision establishing prices for a Licensed Product) (each, a “Pricing Decision”) and shall notify Impax within thirty (30) Business Days of the receipt of such Pricing Decision whether GSK intends to appeal such Pricing Decision (where appeal is permitted in a particular market), accept such Pricing Decision, or reject (but not appeal or further appeal (where appeal is permitted in a particular market)) a Pricing Decision. A Pricing Decision which GSK has notified Impax that it does not intend to appeal (i.e. whether GSK has accepted the Pricing Decision or rejected (without appealing) such Pricing Decision) shall thereafter be considered a Pricing Approval. For the avoidance of doubt, if GSK begins to commercially sell a Licensed Product under a Pricing Decision, then for purposes of this Agreement, such Pricing Decision shall thereafter be considered a Pricing Approval. The concept of “appeal” as used in relation to a Pricing Decision shall include both formal appeal processes as well as entering into discussions with applicable Governmental Authorities regarding the Pricing Decision and desired changes or adjustments to such Pricing Decision, in each case where such appeal is permitted in a particular market, and “appeal” is considered concluded upon the cessation of discussions between GSK and the applicable Governmental Authority, at which point the applicable Governmental Authority shall be deemed to have made its final Pricing Decision with no possibility for further appeal. Following GSK providing notice to Impax that GSK intends to appeal a Pricing Decision, GSK shall use Commercially Reasonable Efforts to diligently prosecute such appeal and shall keep the JSC regularly updated regarding the progress of such appeal.
1.86 “Product Marks” has the meaning set forth in Section 8.9.
1.87 “Prosecution and Maintenance” with a correlative meaning for “Prosecute and Maintain” means, with respect to a Patent, the preparing, filing, maintenance and prosecution of such Patent, as well as the conduct of interferences, Third Party oppositions, re-examination, re-issues and other similar proceedings.
1.88 “Regulatory Approval” means all approvals, including Pricing Approvals, necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

11.

1.89 “Regulatory Approval Application” means an application for all approvals necessary for the commercial sale of a pharmaceutical product (excluding applications for pricing approval) in a given country or regulatory jurisdiction following the completion of the applicable phase III clinical studies.
1.90 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.91 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to a Licensed Product in a country or jurisdiction in the Licensed Territory, other than a Patent right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Licensed Territory.
1.92 “Regulatory Submissions” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or jurisdiction.
1.93 “Reimbursement Study” means a clinical trial of the Original Product for reimbursement purposes in the Licensed Territory, as described in the initial Development Plan.
1.94 “Remedial Action” has the meaning set forth in Section 5.8.
1.95 “Royalty Term” has the meaning set forth in Section 7.4(b).
1.96 “Sale of the Neuroscience Business” means any sale, divestment or other transfer of all or substantially all of the Neuroscience Business, whether by asset sale, de-merger, spin-out, public offering, reorganization or otherwise, and whether such sale, divestment or other transfer is to (1) a Third Party or (2) an Affiliate.
1.97 “SEC” has the meaning set forth in Section 11.4(d).
1.98 “Selected Claim” has the meaning set forth in Section 3.2(a)(vi).
1.99 “Selected Major Market” means the following: XXXXXX.
1.100 “Senior Patent Counsel” has the meaning set forth in Section 3.3.
1.101 “Sensitive Information” has the meaning set forth in Section 14.6(a).
1.102 “Serious Adverse Event” has the meaning set forth in Section 5.7(b).
1.103 “Sole Inventions” has the meaning set forth in Section 8.1.
1.104 “Subcommittee” has the meaning set forth in Section 3.2(b).

12.

1.105 “Successful Completion” or “Successfully Completing” means for a Bioequivalence Study, the occurrence of a positive outcome of a Bioequivalence Study demonstrating that the Original Product Manufactured in Impax’s Manufacturing facility in Taiwan is bioequivalent to the Original Product Manufactured in Impax’s Manufacturing facility in Hayward, California.
1.106 “Supply Agreement” has the meaning set forth in the Recitals.
1.107 “Term” has the meaning set forth in Section 12.1.
1.108 “Third Party” means any entity other than Impax or GSK or an Affiliate of either of them.
1.109 “U.S.” means the United States of America, including all possession and territories thereof.
1.110 “Valid Claim” means a claim of (a) an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Impax Patents or Joint Patents, or (b) a pending patent application included within the GSK Prosecuted Patents, to the extent such claim in the foregoing (a) or (b) has not been revoked, finally rejected with no possibility of appeal or continued prosecution, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.
1.111 “Wind-down Period” has the meaning set forth in Section 12.7(d)(iii).
ARTICLE 2
LICENSES AND OPTION
2.1 Licenses to GSK under Impax Technology.
(a) Development License to GSK. Subject to the terms and conditions of this Agreement, Impax hereby grants GSK an exclusive (even as to Impax except as provided in Section 2.1(d) below), milestone-bearing license, with the right to sublicense solely as provided in Section 2.1(e) in a manner consistent with Section 2.3(b), under the Impax Technology, to Develop Licensed Products in the Field, solely for the purpose of obtaining and maintaining Regulatory Approval in the Licensed Territory. For clarity, the foregoing license does not include a right for GSK to Manufacture or have Manufactured Licensed Products for use in Development (except to label and package, for Development purposes, Licensed Products supplied to GSK by Impax pursuant to the Supply Agreement); GSK’s only rights under the Impax Technology to Manufacture or have Manufactured Licensed Products are as expressly set forth in Section 2.10 and Section 12.3 of the Supply Agreement or in Section 12.1.

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(b) Commercial License To GSK. Subject to the terms and conditions of this Agreement, Impax hereby grants GSK an exclusive (even as to Impax except as provided in Section 2.1(d) below), royalty-bearing license, with the right to sublicense solely as provided in Section 2.1(e) in a manner consistent with Section 2.3(b), under the Impax Technology, to use, sell, offer for sale, have sold, import and otherwise Commercialize Licensed Products in the Field in the Licensed Territory. For clarity, the foregoing license does not include a right for GSK to Manufacture or have Manufactured Licensed Products for use in Commercialization (except to label and package, for Commercialization purposes, Licensed Products supplied to GSK by Impax pursuant to the Supply Agreement); GSK’s only rights under the Impax Technology to Manufacture or have Manufactured Licensed Products are as expressly set forth in Section 12.3 of the Supply Agreement or in Section 12.1.
(c) Clarification Regarding Manufacturing Data. For further clarity, the foregoing licenses in Section 2.1(a) and 2.1(b) shall include the right for GSK to incorporate in its Regulatory Submission in the Licensed Territory any Manufacturing data supplied by Impax pursuant to Section 5.1(c) for the purpose of seeking and maintaining Regulatory Approval in the Licensed Territory.
(d) Impax Retained Rights. Notwithstanding the rights granted to GSK in Sections 2.1(a) and 2.1(b) and without limiting the generality of Section 2.6, Impax retains the following: (i) the right to practice the Impax Technology in the Licensed Territory to fulfill its obligations under this Agreement; (ii) the right to Develop a Licensed Product in the Field for the purpose of obtaining or maintaining Regulatory Approval outside the Licensed Territory; (iii) the right to Manufacture or have Manufactured a Licensed Product anywhere in the world and to sell such Licensed Product for use outside the Licensed Territory or to GSK pursuant to the Supply Agreement; and (iv) the right to practice and license the Impax Technology outside the scope of the licenses granted to GSK in Sections 2.1(a) and 2.1(b); in each case of the foregoing (i) — (iv) (inclusive), subject to and without prejudice to Section 2.6.
(e) Sublicense Rights of GSK. GSK shall have the right to grant a sublicense of the licenses granted in Sections 2.1(a) and 2.1(b) only to (A) its Affiliate; provided, however, that such sublicense shall automatically terminate if such person, corporation, partnership or entity ceases to be an Affiliate of GSK, and (B) a Third Party subcontractor that performs part of GSK’s obligations under this Agreement; provided, however, that GSK shall at all times sell, offer for sale, distribute, import, export and otherwise Commercialize a Licensed Product in GSK’s or its Affiliate’s name. GSK shall be solely responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the terms of this Agreement.
(f) Covenant Not to Sue. Impax or its Affiliates will not assert any Patent covering Manufacturing Inventions (as defined in the Supply Agreement), or any other Patent directed to the Manufacture of the Licensed Product and Controlled by Impax or its Affiliates, against GSK, its Affiliates or permitted sublicensees with respect to such parties’ use, sale, offer to sell, import or other Commercialization of Licensed Product in the Licensed Territory during the Term as permitted by this Agreement, provided that such Licensed Product has been (i) Manufactured by Impax, its Affiliates, a Backup Manufacturer (as such term is defined in the Supply Agreement) or a Third Party on behalf of Impax and (ii) supplied to GSK, its Affiliates or permitted sublicensees under the Supply Agreement.

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2.2 License to Impax under GSK Technology. Subject to the terms and conditions of this Agreement, GSK hereby grants to Impax a non-exclusive, perpetual, fully paid, royalty-free license, with the right to sublicense in multiple tiers in a manner consistent with Section 2.3(b), under the GSK Technology, to (a) Develop the Licensed Products solely for the purpose of obtaining or maintaining Regulatory Approval outside the Licensed Territory and (b) use, sell, offer for sale, import and otherwise Commercialize Licensed Products outside the Licensed Territory.
2.3 Negative Covenant; General Sublicense Terms.
(a) GSK covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any Impax Technology outside the scope of the licenses granted to it under Sections 2.1(a) and 2.1(b). Impax covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any GSK Technology outside the scope of the license granted to it under Section 2.2.
(b) A Party shall, within thirty (30) days after granting any sublicense hereunder, notify the other Party of the grant of such sublicense and provide the other Party with a true and complete copy of the sublicense agreement (each, a “Party Sublicense Agreement”). Each Party Sublicense Agreement shall be consistent with the terms and conditions of this Agreement and shall include the following additional terms and conditions:
(i) the sublicensee shall be bound by non-use and non-disclosure obligations no less stringent than those set forth in this Agreement;
(ii) the sublicensee shall not have any right to grant sublicenses to the Impax Technology (if a sublicensee GSK) or the GSK Technology (if a sublicensee of Impax) nor to engage subcontractors to perform its obligations to the sublicensing Party;
(iii) if GSK is the sublicensing Party, GSK’s sublicensee shall not have any right to Prosecute or Maintain any Impax Patents;
(iv) the sublicensee shall be required to provide all Licensed Product-related Information to the sublicensing Party so that the sublicensing Party can comply with its obligations under this Agreement;
(v) if GSK is the sublicensing Party, GSK shall own and Control all Regulatory Submissions (including Regulatory Approvals) prepared or filed by GSK’s sublicensee;
(vi) the sublicensee shall provide copies of all Regulatory Submissions that it prepares or files to the sublicensing Party so that the sublicensing Party can comply with its obligations under this Agreement;

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(vii) the sublicensing Party shall own and Control all Information and Patents made by the sublicensee in the course of conducting its activities under the Party Sublicense Agreement; and
(viii) if GSK is the sublicensing Party and this Agreement terminates, Impax shall have the option, at its sole discretion, to (1) assume GSK’s rights and obligations under the Party Sublicense Agreement, or (2) terminate the Party Sublicense Agreement in its entirety without any penalty or other obligation to the sublicensee; and
(ix) if Impax is the sublicensing Party and GSK terminates this Agreement pursuant to Section 12.5 on account of Impax’s uncured material breach, GSK shall have the option, at its sole discretion, to (1) assume Impax’s rights and obligations under the Party Sublicense Agreement, or (2) terminate the Party Sublicense Agreement in its entirety without any penalty or other obligation to the sublicensee.
2.4 Option.
(a) Grant. Impax hereby grants GSK an option to obtain an exclusive, royalty-bearing license from Impax to develop and commercialize a particular Improved Product in the Field in the Licensed Territory, which option may be exercised as set forth in Section 2.4(b) and is subject to expiration as set forth in Section 2.4(b) (the “Option”).
(b) Exercise; Expiration. Impax shall keep GSK reasonably informed as to the timeline of its Development efforts relating to each Improved Product, including the expected date of completion of the XXXXXX for such Improved Product. Impax shall notify GSK promptly upon the completion of the XXXXXX for each Improved Product and shall provide GSK with a report setting forth the XXXXXX. GSK may exercise each Option by providing written notice to Impax within sixty (60) days after the receipt of such report. If the exercise notice is not received by Impax within such sixty (60)-day period, then the Option with respect to such Improved Product shall expire upon the end of such sixty (60)-day period and, notwithstanding Section 2.6, Impax shall have the right to continue the development and commercialization of such Improved Product, either on its own or in collaboration with a Third Party, with no further obligations to GSK.
(c) Option Exercise Fee. Within ten (10) days after GSK’s timely exercise of each Option, GSK shall pay to Impax a one-time payment of XXXXXX Dollars ($XXXXXX) (“Option Exercise Fee”). Such payment shall be non-refundable but shall be creditable, as set forth in Section 7.2(c), against GSK’s share of the Development Costs for the Improved Product for which such Option was exercised.
(d) After Payment of Option Exercise Fee. After GSK’s timely exercise of each Option and timely payment of the Option Exercise Fee, the Improved Product for which such Option was exercised shall automatically be deemed to be a “Licensed Product” and all terms of this Agreement that apply to Original Product shall apply to such Improved Product, including without limitation the licenses set forth in Sections 2.1(a) and 2.1(b), the diligence obligations set forth in Sections 4.5 and 6.4, and the payment obligations set forth in Sections 7.3 and 7.4. In addition, GSK shall reimburse Impax pursuant to Section 7.2(c) an amount equal to XXXXXX percent (XXXXXX%) of the Development Costs for such Improved Product that are incurred by Impax before and after the exercise of the applicable Option; provided, however, GSK shall credit the amount of the Option Exercise Fee paid to Impax with respect to such Improved Product against such expense reimbursement, as described in Section 7.2(c).

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2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.
2.6 Exclusivity.
(a) Subject to the remainder of this Section 2.6, during the Term, other than with respect to the Licensed Product, neither Party nor their respective Affiliates shall, either on its or their own, or in collaboration with a Third Party, file a Regulatory Approval Application for or sell in a Selected Major Market: (1) XXXXXX, or (2) XXXXXX (each pharmaceutical product described in (1) or (2), a “Competing Product”); provided, however:
(i) Impax shall have the right to Develop any Improved Product through the completion of a XXXXXX; provided, however, that Impax offers GSK an Option with respect thereto in accordance with Section 2.4, and if such Option expires unexercised, notwithstanding the foregoing in this Section 2.6, Impax shall have the right to continue the development and commercialization of such Improved Product anywhere in the world, either on its own or in collaboration with a Third Party, with no further obligations to GSK;
(ii) If Impax is acquired by a Third Party that has filed a Regulatory Approval Application in one or more Selected Major Markets for a Competing Product or is then selling a Competing Product in one or more Selected Major Markets, whether alone or in collaboration with another Third Party, then (A) such event shall be deemed to be a Change of Control of Impax and the provisions of Section 14.6 shall apply, and in addition (B) such Third Party acquiror may continue to seek regulatory approval and to commercialize such Competing Product in the Selected Major Markets, without any obligations to GSK, including any obligation pursuant to Section 2.4; and
(iii) XXXXXX.
(b) If during the Term a Party or its Affiliates obtains ownership of or license to a Competing Product in a Selected Major Market due to an acquisition of or by or a merger with a Third Party that wishes to sell or is selling in a Selected Major Market, then such Party shall promptly notify the other Party and, except for the situation described in Section 2.6(a)(ii) above, the following shall apply:
(i) At the request of the Party having the Competing Product, the Parties shall discuss the compatibility of the commercialization plans for the Competing Product with those for the Licensed Product. Following such discussions, the Parties shall use good faith efforts to agree upon a mutual written agreement (no later than ninety (90) days after the notice given in the foregoing in this Section 2.6(b)) regarding the sale of the Competing Product in relation to the Commercialization of the Licensed Products.

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(ii) If the Parties reach such mutual written agreement pursuant to Section 2.6(b)(i) above, then notwithstanding Section 2.6(a), the Party having the Competing Product may undertake sales of or continue to sell such Competing Product, as the case may be, in the manner that has been agreed to by the Parties.
(iii) If the Parties are not able to reach a mutual written agreement pursuant to Section 2.6(b)(i) above, then unless otherwise agreed in writing by the Parties, XXXXXX.
(iv) During the XXXXXX (XXXXXX) month period after a Party has obtained ownership of or license to a Competing Product in one or more Selected Major Markets due to an acquisition of or by or a merger with a Third Party, the detailing, promotion, marketing, and/or sale of such Competing Product in such Selected Major Markets shall not be in violation of this Section 2.6, provided, however, XXXXXX.
(c) If GSK or its Affiliates obtains ownership of, or license or other rights to commercialize, a Competing Product in any country in the Licensed Territory, GSK shall promptly notify Impax in writing. Such notice shall specify the identity of the Competing Product and the countries in which GSK or its Affiliates has obtained such ownership, license or other rights.
ARTICLE 3
GOVERNANCE
3.1 Alliance Managers. Within forty-five (45) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress of each Party’s Development and Commercialization of a Licensed Product. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers shall attend each meeting of the Joint Steering Committee as non-voting members.
3.2 Joint Steering Committee.
(a) Formation and Role. Within forty-five (45) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JSC shall be:
(i) to review, coordinate, discuss and approve the overall strategy for the Development and Commercialization of a Licensed Product in the Licensed Territory;
(ii) to review and discuss any amendments to the Development Plan before such amended plan is adopted;
(iii) to review and discuss the Commercialization Plan and any amendments thereto;

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(iv) to discuss and attempt to resolve any deadlock issues submitted to it by any Subcommittee;
(v) to review and discuss material issues relating to the Manufacture of the Licensed Product;
(vi) to discuss and attempt to resolve any claim by either Party that it believes in good faith that an activity undertaken or to be undertaken by or on behalf of the other Party with respect to a Licensed Product in the Licensed Territory (if such other Party is GSK) or outside the Licensed Territory (if such other Party is Impax) is likely to have a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of a Licensed Product in the other territory (such claim, an “Selected Claim”), and
(vii) to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
The JSC shall have only the powers expressly assigned to it in this Section 3.2 and elsewhere in this Agreement. JSC shall have no power to amend, modify, or waive compliance with this Agreement.
(b) Subcommittee(s). From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time.
(c) Members. Each Party shall initially appoint three (3) representatives to the JSC, each of whom will be an officer or employee of such Party having sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members and each Party may replace its representatives at any time upon written notice to the other Party. The Alliance Managers shall each have the ability to convene a meeting of the JSC in coordination with the other Alliance Manager regarding the agenda and timing of the meeting. The Alliance Managers shall jointly preside at the meeting of the JSC to ensure the preparation of meeting minutes but shall not vote on any decisions of the JSC.
(d) Meetings. The JSC shall meet at least one (1) time per calendar quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision. The JSC may meet in person, by videoconference or by teleconference; provided, however, at least one (1) meeting per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. The Alliance Managers shall be jointly responsible for jointly preparing and circulating to the JSC, within ten (10) Business Days after such meeting, reasonably detailed written minutes of all JSC meetings that reflect, without limitation, all material decisions made at such meetings.

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(e) Decision Making. All decisions of the JSC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of both Party’s views on a particular matter before the JSC, the JSC is still unable after a period of ten (10) Business Days to reach a unanimous decision on such matter, then either Party may, by written notice to the other, have such matter referred to the Executive Officers of the Parties for resolution in accordance with Section 13.1. If the Executive Officers are able to resolve such matter within the thirty (30) day period set forth in Section 13.1, then such resolution shall be deemed the decision of the JSC. If the Executive Officers are not able to resolve such matter within such thirty (30) day period, then:
(i) Subject to the diligence obligations set forth in Sections 4.5 and 6.4, GSK’s JSC representative shall have final decision-making authority with respect to such unresolved matter if it is within the JSC’s authority, it is not a Selected Claim, and it pertains to: (A) XXXXXX; or (B) XXXXXX;
(ii) If such unresolved matter is a Selected Claim, then such matter shall be resolved by an independent Third Party expert experienced in the development and commercialization of pharmaceutical products (the “Expert”). Within ten (10) Business Days after such thirty (30)-day period, the JSC shall agree upon the Expert and, as promptly as possible thereafter, the Parties shall jointly retain the Expert. The Parties shall bear all costs of the Expert equally. XXXXXX. The determination of the Expert shall be binding on the Parties and the Parties shall act in accordance with the Expert’s decision;
(iii) If such unresolved matter is referred to the JSC pursuant to Section 3.3 concerning the patent prosecution or enforcement action by GSK in the Licensed Territory, then such matter shall be resolved by an independent Third Party patent counsel experienced in the prosecution and enforcement of patents for pharmaceutical products (the “Patent Expert”). Within ten (10) Business Days after the thirty (30)-day period referenced in Section 3.3, the JSC shall agree upon the Patent Expert and, as promptly as possible thereafter, the Parties shall jointly retain the Patent Expert. The Parties shall bear all costs of the Patent Expert equally. XXXXXX. The determination of the Patent Expert shall be binding on the Parties and the Parties shall act in accordance with the Patent Expert’s decision; or
(iv) For any unresolved matter not addressed in subsection (i), (ii) or (iii) above, then the status quo shall persist with respect to the unresolved matter unless either Party brings a litigation in accordance with Section 13.2.
For clarity, once a Party has brought a Selected Claim or a patent prosecution or enforcement action to the JSC, the other Party shall cease and shall not initiate any activity that is the basis for such Selected Claim or the patent prosecution or enforcement action in question until such time as the JSC or Executive Officers have resolved the matter, or the Expert or the Patent Expert (as applicable) has made a decision, in each case that allows such other Party to proceed.

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3.3 Joint Patent Committee. Within forty-five (45) days after the Effective Date, the Parties shall establish a committee (the “Joint Patent Committee” or “JPC”) to be responsible for the coordination of the Parties’ efforts in accordance with Article 8 of this Agreement, including, but not limited to, the review and filing of patent applications and assessments of inventorship. The JPC shall be comprised of an equal number of representatives from each of GSK and Impax and shall meet on such dates and at such places and times agreed to by the Parties. All decisions of the JPC on matters for which it has responsibility shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JPC is unable to reach a consensus decision within ten (10) Business Days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the chief patent counsel of GSK and of Impax (together, the “Senior Patent Counsel”), or such other person holding a similar position designated by GSK or Impax (who may be a Third Party) from time to time, for resolution. The Senior Patent Counsel shall meet promptly to discuss the matter submitted and to determine a resolution. XXXXXX. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPC, including all travel and living expenses.
ARTICLE 4
PRODUCT DEVELOPMENT
4.1 Overview. The Parties desire and intend to collaborate with respect to the Development of a Licensed Product, as and to the extent set forth in this Agreement. As described in more detail in this Article 4, Impax shall be responsible for conducting those Development activities anticipated to be necessary to generate sufficient Information for GSK to file MAA in the EU via the centralized procedure for Regulatory Approval for the Original Product (excluding Pricing Approval), including the three (3) Pivotal Phase III Trials, the Successful Completion of the Bioequivalence Study, and the appropriate process validation and stability study activities at the designated manufacturing sites (including bulk shipping studies), but excluding (except as otherwise expressly agreed in writing between the Parties) any Development activities that are not necessary for obtaining Regulatory Approval for the Original Product in the U.S., and GSK shall be responsible for conducting the Reimbursement Study and all other Development activities (except for those Development activities expressly agreed to be performed or managed by Impax as set forth in a Development Plan) that are necessary for obtaining Regulatory Approval for the Original Product (including Pricing Approval) in the Licensed Territory but are not necessary for obtaining Regulatory Approval for the Original Product in the U.S. If GSK exercises an Option, then, except as otherwise expressly agreed in writing between the Parties, Impax shall thereafter be responsible for conducting those Development activities that are necessary for obtaining Regulatory Approval for the particular Improved Product in question in the U.S., which Development activities may also be necessary for obtaining Regulatory Approval for such Improved Product in the Licensed Territory, and GSK shall be responsible for conducting those Development activities that are necessary for obtaining Regulatory Approval for such Improved Product (including Pricing Approval) in the Licensed Territory but are not necessary for obtaining Regulatory Approval for such Improved Product in the U.S.

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4.2 Development Responsibilities. Unless the Parties agree in writing upon an alternative allocation of responsibilities, the Parties shall have the following rights and obligations with respect to the Development of a Licensed Product:
(a) Impax Development Responsibilities.
(i) With respect to the Original Product, Impax shall be responsible for conducting the three (3) Pivotal Phase III Trials, Successfully Completing the Bioequivalence Study, and the appropriate process validation and stability study activities at the designated manufacturing sites (including bulk shipping studies). Without limiting the foregoing, Impax shall, at its sole cost and expense, undertake Development activities directed to Successfully Completing the Bioequivalence Study. Impax has already incorporated into the descriptions of the Pivotal Phase III Trials set forth in Exhibit A certain modifications requested by GSK prior to the Effective Date (such incorporated modifications, the “GSK Modifications”). As of the Effective Date, the three (3) Pivotal Phase III Trials, the Successful Completion of the Bioequivalence Study, and the appropriate process validation and stability study activities at the designated manufacturing sites (including bulk shipping studies) are the only Development activities that are expected to be necessary to generate sufficient Information to obtain Regulatory Approval under Article 8.3 of Directive 2001/83/EC (excluding Pricing Approval) for the Original Product in both the EU and in the U.S.
(ii) If it is subsequently determined that additional Development activities are needed to generate Information that is necessary to obtain Regulatory Approval under Article 8.3 of Directive 2001/83/EC (excluding Pricing Approval) for the Original Product in the EU and if such additional Development activities are also necessary to obtain Regulatory Approval for the Original Product in the U.S., then Impax may elect, in its sole discretion, to carry out such additional Development activities at its sole cost and expense. For clarity, Impax has no obligation to carry out any such additional Development activities. If Impax so elects to carry out such additional Development activities, Impax, through JSC, shall consider in good faith any modifications to such additional Development activities, such as an increase in the size or scope of the trials, that are suggested by GSK. If Impax agrees to incorporate any such modifications into the additional Development activities (such incorporated modifications, “Additional GSK Modifications”), GSK agrees to be responsible for the expense of implementing such Additional GSK Modifications as set forth in Section 4.4(a).
(iii) With respect to additional Development activities that are not required to obtain Regulatory Approval under Article 8.3 of Directive 2001/83/EC (excluding Pricing Approval) for the Original Product in the EU and are not required to obtain Regulatory Approval in the U.S., (such additional Development activities, the “Other Shared Development Activities”), if the Parties reach mutual agreement in writing on undertaking such additional Development activities and sharing the costs and expenses thereof, then the Parties shall allocate the responsibilities between the Parties as mutually agreed and shall equally share in the costs and expenses of undertaking such Other Shared Development Activities as specified in Section 4.4(b).

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(iv) If GSK exercises an Option, Impax shall thereafter be responsible for conducting those Development activities that are necessary for obtaining Regulatory Approval for the particular Improved Product in question in the U.S. and that are set forth in the Development Plan, which Development activities may also be necessary for obtaining Regulatory Approval for such Improved Product in the Licensed Territory. The Parties shall share the Development Costs with respect thereto as specified in Section 4.4(c).
(v) Notwithstanding anything else to the contrary, as between GSK and Impax, Impax shall at all times remain solely responsible for all costs and expenses incurred by Impax for all Development activities that are necessary for obtaining Regulatory Approval for the Original Product outside the Licensed Territory which Development activities are not necessary for obtaining Regulatory Approval for the Original Product in the Licensed Territory.
(b) GSK Development Responsibilities.
(i) With respect to the Original Product, GSK shall be responsible for conducting all Development activities, including the Reimbursement Study, that are necessary for obtaining Regulatory Approval (including Pricing Approval) for the Original Product in the Licensed Territory other than those described in Sections 4.2(a)(i), 4.2(a)(ii) and 4.2(a)(iii), as set forth in the applicable Development Plan. GSK shall also be responsible for conducting any Other Shared Development Activities allocated to GSK as mutually agreed by the Parties.
(ii) If GSK exercises an Option, GSK shall be responsible for conducting those Development activities that are necessary for obtaining Regulatory Approval (including Pricing Approval) for the particular Improved Product in question in the Licensed Territory other than those described in Section 4.2(a)(iv), as set forth in the applicable Development Plan.
(iii) GSK shall also be responsible for seeking Regulatory Approval of all Licensed Products in the Licensed Territory. All such Development and Regulatory Approval activities shall be described in detail in the Development Plan and GSK shall perform such Development and Regulatory Approval activities in accordance with the Development Plan.
4.3 Development Plan.
(a) General. Development of each Licensed Product with respect to the Licensed Territory shall be conducted pursuant to a comprehensive written development plan (a “Development Plan”), which shall specify all major Development activities, including all clinical trials of the Licensed Product, to be conducted by or on behalf of GSK for such Licensed Product and the timeline regarding such activities, as well as XXXXXX in which GSK is undertaking material Development activities before GSK begins to conduct Development activities in such country. The Parties have agreed upon an outline for the initial Development Plan for the Original Product, which is attached to this Agreement as Exhibit B. Such outline for the initial Development Plan for the Original Product only addresses at a high level the Development and Regulatory Approval activities for the European Union, and shall be amended in calendar year 2011 to be a complete Development Plan and to add Development and Regulatory Approval activities for all XXXXXX not addressed in the outline for the initial Development Plan. Promptly following GSK’s exercise of an Option, the Parties shall seek to mutually agree, consistent with Sections 4.2 and 5.5, upon Phase III protocols and a Development Plan for the Improved Product in question.

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(b) Amendments. From time to time during the Term (at least on an annual basis), GSK shall prepare updates and amendments, as appropriate, to the then-current Development Plan for the Original Product, including adding any planned Development activities for XXXXXX for which GSK had not previously proposed Development activities. GSK shall submit such updates and amendments to the JSC for review and discussion before such updates and amendments are adopted. If GSK exercises an Option, GSK and Impax shall jointly prepare updates and amendments, as appropriate, to the then-current Development Plan for the Improved Product in question. In addition, if a Regulatory Authority in the Licensed Territory communicates to GSK that additional studies or material changes to then-contemplated studies may be required for Regulatory Approval (including Pricing Approval) of a Licensed Product, GSK shall promptly notify Impax, and the JSC shall promptly meet to discuss such Regulatory Authority requirement.
(c) Performance. Each Party shall use Commercially Reasonable Efforts to conduct the Development activities allocated to it under the Development Plan for the Original Product in a timely and effective manner. If GSK exercises an Option: (i) GSK shall use Commercially Reasonably Efforts to conduct the Development activities allocated to it under the Development Plan for the particular Improved Product in question in a timely and effective manner; and (ii) Impax shall use Commercially Reasonably Efforts to conduct the Development activities allocated to it (if any) under the Development Plan for the particular Improved Product in question in a timely and effective manner. No Development Plan may allocate responsibility for Development activities to Impax without Impax’s agreement.
4.4 Development Costs. Each Party shall be solely responsible for the costs and expenses it incurs to conduct the Development responsibilities assigned to it under Section 4.2, except that (a) GSK shall be responsible for the additional Development Costs resulting from the Additional GSK Modifications, (b) the Parties shall each be responsible for XXXXXX percent (XXXXXX%) of the Development Costs for the Other Shared Development Activities, and (c) if GSK exercises an Option, GSK shall be responsible for XXXXXX percent (XXXXXX%) of the Development Costs for the particular Improved Product in question incurred by Impax both before and after the exercise of that Option. GSK and Impax shall pay such Development Costs as set forth in Section 7.2.

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4.5 Diligence. With respect to the Original Product, following the completion of the Pivotal Phase III Trials, and with respect to an Improved Product, following GSK’s exercise of the Option, GSK shall use Commercially Reasonable Efforts to Develop each Licensed Product in each XXXXXX, to prepare and file appropriate Regulatory Submissions for each Licensed Product in each XXXXXX, and to obtain and maintain Regulatory Approval (including Pricing Approval) for each Licensed Product in each XXXXXX; provided, however, that following GSK’s exercise of an Option, GSK may from time to time elect in its sole discretion to discontinue or otherwise de-prioritize efforts on any Licensed Product if it is otherwise in compliance with its diligence obligations hereunder with respect to at least one other Licensed Product and such discontinuation or de-prioritization shall not, per se, be a breach of this Agreement; provided further, XXXXXX. Without limiting the foregoing, GSK shall use Commercially Reasonable Efforts to actively Develop and seek Regulatory Approval in each XXXXXX and to:
(a) XXXXXX;
(b) XXXXXX; and
(c) XXXXXX;
(d) XXXXXX; and
(e) XXXXXX.
For the purpose of this Section 4.5, “XXXXXX” means the XXXXXX.
4.6 Mutual Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.7, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from its Development activities under this Agreement. Each Party shall have the right to use, without additional consideration, any and all data and results generated by or on behalf of the other Party under this Agreement solely for obtaining and maintaining Regulatory Approval and reimbursement for the Licensed Products and otherwise Commercializing the Licensed Products in accordance with the terms of this Agreement, in the Licensed Territory for GSK and outside the Licensed Territory for Impax. For clarity, such right shall include the use of such data and results in connection with activities intended to produce sufficient Information for GSK to file for Regulatory Approval in the EU via the centralized procedure for Regulatory Approval (EU Regulation 726/2004).
4.7 Development Reports. Each Party shall provide the JSC with written reports detailing its Development activities under this Agreement and the results of such activities at each regularly scheduled JSC meeting. Without limiting the foregoing, GSK will provide Impax with the expected timelines of each upcoming expected launch of the Licensed Products in each XXXXXX. The Parties shall discuss the status, progress and results of each Party’s Development activities under this Agreement at such JSC meetings.
4.8 Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by it hereunder, and all data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and clinical trials in formal written study records according to applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Each Party shall have the right to review and copy such records maintained by the other Party at reasonable times and to obtain access to the original to the extent necessary or useful for regulatory and patent purposes.

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4.9 Compliance with Laws. Each Party shall conduct its activities under this Agreement in good scientific manner and in compliance in all material respects with all applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP.
4.10 Transfer of Know-How. Impax shall work with GSK to facilitate the transfer to GSK of Impax Know-How that is necessary for GSK to file MAA in the EU via the centralized procedure for Regulatory Approval. Such transfer shall occur in a manner and following a reasonable schedule to be established by the JSC. For clarity, Impax shall not have any obligation hereunder to transfer or otherwise provide GSK with any Information Controlled by Impax that is necessary or useful for the Manufacture of a Licensed Product but not necessary or useful for non-Manufacturing Development or Commercialization activities
4.11 Impax’s Other Licensees. For clarity, if Impax grants a Third Party an exclusive license to Develop and/or Commercialize a Licensed Product in any country outside the Licensed Territory, then such licensee may directly exercise Impax’s rights pursuant to this Agreement with respect to such Licensed Product in such country if such licensee agrees in writing to be bound by those terms, conditions, rights and obligations of this Agreement that apply to Impax and that are relevant to such licensee, given the scope of such licensee’s license from Impax with respect the Licensed Product.
ARTICLE 5
REGULATORY MATTERS
5.1 Regulatory Responsibilities in the Licensed Territory.
(a) Except as set forth in Section 5.1(c) below, GSK shall own all Regulatory Submissions (including Regulatory Approvals) for a Licensed Product in the Licensed Territory, and shall be responsible for preparing and filing of any and all Regulatory Submissions for a Licensed Product in the Licensed Territory at its sole expense, including in the Major Market Countries in accordance with the Development Plan and in other countries in the Licensed Territory as and when reasonably decided by GSK but otherwise in a manner consistent with this Agreement; provided, however, XXXXXX. Impax shall assist and cooperate with GSK in connection with the preparation of such Regulatory Submissions, as reasonably requested by GSK, including necessary information from Impax suppliers. Impax shall be responsible for providing all regulatory submission-necessary deliverables as generated from the development responsibilities in Section 4.2(a), including but not limited to: planning documents, reports, QC documentation, case report tabulations (SAS transport files, data definition tables, annotated CRFs), SAS programs, logs, macros and libraries (required to re-run programs) according to a timeline agreed to by the Parties. All deliverables shall comply with ICH M2 EWG eCTD Specifications, and be complete and quality-assured. All clinical reports should be compliant with ICH E3 — Structure and Content of Clinical Reports guidance. All statistical package deliverables must meet the standards and specifications set forth by the FDA in their “Guidance for Industry: Providing Regulatory Submissions in Electronic Format — NDAs,” ICH E9, and other pertinent regulatory guidances.

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(b) GSK shall keep Impax informed of regulatory developments relating to a Licensed Product in the Licensed Territory and shall promptly notify Impax in writing of any decision by any Regulatory Authority in the Licensed Territory regarding Regulatory Approval. GSK shall provide Impax for review and comment all draft Regulatory Submissions (other than routine correspondence) at least twenty (20) Business Days in advance of their intended date of submission to a Regulatory Authority in the Licensed Territory and shall consider in good faith any comments thereto provided by Impax. GSK shall promptly notify Impax of any Regulatory Submissions (other than routine correspondence) submitted to or received from any Regulatory Authority in the Licensed Territory and shall provide Impax with copies thereof within ten (10) Business Days after submission or receipt. GSK shall provide Impax with reasonable advance notice of all meetings, conferences, and discussions scheduled with any Regulatory Authority in the Licensed Territory concerning a Licensed Product, and shall consider in good faith any input from Impax in preparing for such meetings, conferences or discussion. To the extent permitted by applicable Laws, Impax shall have the right to participate only as an observer in any such meetings, conferences or discussions and GSK shall facilitate such participation. If Impax is not present for participation in such meetings, conferences or discussions, GSK shall provide Impax with written summaries of such meetings, conferences or discussions in English as soon as practicable after the conclusion thereof.
(c) Impax shall be responsible for compiling and providing to GSK the CMC Information that is required for GSK to obtain and maintain Regulatory Approval of a Licensed Product in the Licensed Territory, including (i) obtaining, from supplier(s) within the supply chain for a Licensed Product, CMC Information that is necessary to obtain Regulatory Approval in the Licensed Territory or, (ii) to the extent that Impax is not successful in obtaining such Information, facilitating GSK’s direct contact with such supplier(s) for such purpose. GSK shall use the CMC Information provided to it by Impax or such supplier(s) for the sole purpose of obtaining and maintaining Regulatory Approval of a Licensed Product in the Licensed Territory and for no other purpose. Upon GSK’s reasonable request, Impax shall provide reasonable assistance to GSK with respect to communications with Regulatory Authorities in the Licensed Territory regarding the Manufacture of a Licensed Product or the CMC Information.
(d) Unless the Parties otherwise agree in writing: (i) except as expressly contemplated by Section 5.1(a), 5.1(b) or 5.1(c), Impax shall not communicate with respect to a Licensed Product with any Regulatory Authority having jurisdiction in the Licensed Territory, unless so ordered by such Regulatory Authority, in which case Impax shall immediately provide notice to GSK of such order; and (ii) Impax shall not submit any Regulatory Submissions or seek Regulatory Approvals for a Licensed Product in the Licensed Territory.
5.2 Regulatory Responsibilities outside the Licensed Territory.
(a) Impax shall own all Regulatory Submissions (including Regulatory Approvals) for a Licensed Product outside the Licensed Territory, and shall be responsible for preparing and filing of any and all Regulatory Submissions for a Licensed Product outside the Licensed Territory at its sole expense. GSK shall assist and cooperate with Impax in connection with the preparation and filing of such Regulatory Submissions, as reasonably requested by Impax.

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(b) Impax shall keep GSK informed of regulatory developments relating to a Licensed Product outside the Licensed Territory through regular reports at the JSC meetings. Impax shall provide GSK for review and comment all draft Regulatory Submissions (other than routine correspondence), at least twenty (20) Business Days in advance of the intended date of submission to a Regulatory Authority outside the Licensed Territory and shall consider in good faith any comments thereto provided by GSK. Impax shall promptly notify GSK of any Regulatory Submissions (other than routine correspondence) submitted to or received from any Regulatory Authorities and shall provide GSK with copies thereof within ten (10) Business Days after submission or receipt. Impax shall provide GSK with reasonable advance notice of all meetings, conferences, discussions, and inspections scheduled with any Regulatory Authority outside the Licensed Territory concerning a Licensed Product, and shall consider in good faith any input from GSK in preparing for such meetings, conferences discussion, or inspections. To the extent permitted by applicable Laws, GSK shall have the right to participate only as an observer in any such meetings, conferences discussions, or inspections and Impax shall facilitate such participation. If GSK is not present for participation in such meetings, conferences, discussions or inspections, Impax shall provide GSK with written summaries of such meetings, conferences, discussions or inspections in English as soon as practicable after the conclusion thereof.
(c) Unless the Parties otherwise agree in writing: (i) except as expressly contemplated by Section 5.2(a) or 5.2(b), GSK shall not communicate with respect to a Licensed Product with any Regulatory Authority having jurisdiction outside the Licensed Territory, unless so ordered by such Regulatory Authority, in which case GSK shall immediately provide notice to Impax of such order; and (ii) GSK shall not submit any Regulatory Submissions or seek Regulatory Approvals for a Licensed Product outside the Licensed Territory.
5.3 Regulatory Costs. GSK shall be solely responsible for all costs and expenses related to the preparation, filing and maintenance of all Regulatory Submissions and Regulatory Approvals for a Licensed Product in the Licensed Territory.
5.4 Rights of Reference to Regulatory Submissions. Impax hereby grants to GSK a right of reference to all Regulatory Submissions filed by or on behalf of Impax, which right of reference GSK may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals in the Licensed Territory. GSK hereby grants to Impax and Impax’s licensees outside the Licensed Territory a right of reference to all Regulatory Submissions filed by or on behalf of GSK, which right of reference Impax may use for the sole purpose of seeking, obtaining and maintaining Regulatory Approvals outside the Licensed Territory. Each Party shall support the other Party, as reasonably requested by such other Party and at such other Party’s expense, in obtaining Regulatory Approvals in such other Party’s territory, including providing necessary documents or other materials required by applicable Laws to obtain Regulatory Approval in such territory, all in accordance with the terms and conditions of this Agreement.

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5.5 Cooperation and Consistency. Without prejudice to the other provisions set forth in this Agreement, and without giving rise to any fiduciary duty between the Parties, the Parties agree to the following as set forth in this Section 5.5:
(a) Wherever practicable and commercially reasonable each Party shall seek to exercise its rights and fulfill its obligations with respect to the Licensed Products within their territories in manner that is consistent with and not harmful to the other Party’s exercise of its rights and fulfillment of its obligations with respect to the Licensed Products in its territory.
(b) To the extent practicable and commercially reasonable, the Parties shall seek to establish and maintain a Commercialization positioning strategy and activities for the Licensed Products that is consistent worldwide, actively taking into account impact on the other Party’s territory through one’s actions or omissions in one’s own territory. Similarly, to the extent practicable and commercially reasonable, the Parties shall seek to establish and maintain a Development strategy and activities for the Licensed Products that is consistent worldwide, actively taking into account impact on the other Party’s territory through one’s actions or omissions in one’s own territory. The Parties, acting through the Alliance Managers, shall communicate with one another and exchange Information necessary and useful to facilitate the foregoing cooperation between the Parties.
5.6 Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Commercialization or regulatory status of a Licensed Product. Without prejudice to the other provisions set forth in this Agreement, upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.7 Adverse Event Reporting and Safety Data Exchange.
(a) Within ninety (90) days after the Effective Date, the Parties shall define and finalize the actions that the Parties shall employ with respect to a Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. GSK shall be responsible for reporting quality complaints, adverse events and safety data related to a Licensed Product to applicable Regulatory Authorities in the Licensed Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to a Licensed Product in the Licensed Territory. The Pharmacovigilance Agreement shall also provide for a worldwide safety database to be maintained by GSK at its cost. GSK shall provide Impax with information from the safety database in a manner that is sufficient for Impax to comply with applicable Laws, including Impax’s obligation to report to Regulatory Authorities or to respond to regulatory requests. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.

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(b) Prior to the execution of such Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of the Products, and each Party shall submit to the other Party all safety information and reporting in a manner that meets the reporting requirements under applicable Laws in the other Party’s territory. Each Party shall notify the other Party within three (3) calendar days of any Serious Adverse Event. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events. As used herein, unless defined differently by the FDA, “Adverse Event” means any Licensed Product related, or potentially Licensed Product related, side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof. “Serious Adverse Event” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, is a congenital anomaly or birth defect in the foetus/child or is an Important Medical Event (i.e., an Adverse Event that may not be immediately life-threatening or result in death or hospitalisation but may jeopardise the subject or require medical or surgical intervention).
5.8 Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Licensed Product may be subject to any recall, corrective action or other regulatory action with respect to a Licensed Product taken by virtue of applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Each Party shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the Manufacture, distribution and use of a Licensed Product. In the event GSK determines that any Remedial Action with respect to a Licensed Product in the Licensed Territory should be commenced or is required by applicable Regulatory Authority, GSK shall have the right, at its expense, to control and coordinate all efforts necessary to conduct such Remedial Action. In the event Impax determines that any Remedial Action with respect to a Licensed Product outside the Licensed Territory should be commenced or is required by applicable Regulatory Authority, Impax shall have the right, at its expense, to control and coordinate all efforts necessary to conduct such Remedial Action. Notwithstanding the foregoing, any Remedial Action that relates to the Manufacture and supply of a Licensed Product by Impax to GSK shall be governed by the terms and conditions of the Supply Agreement.
ARTICLE 6
COMMERCIALIZATION
6.1 Overview of Commercialization in the Licensed Territory. Subject to the terms and conditions of this Article 6, as between the Parties, with respect to the Original Product, following the payment from GSK to Impax pursuant to Section 7.3(a), and with respect to an Improved Product, following GSK’s exercise of the Option, GSK will be responsible for all aspects of the Commercialization of a Licensed Product in the Licensed Territory, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of a Licensed Product; (c) marketing and promotion; (d) booking sales and distribution and performance of related services; (e) handling all aspects of order processing, invoicing and collection, inventory and receivables; (f) providing customer support, including handling medical queries, and performing other related functions; and (g) conforming its practices and procedures to applicable Laws relating to the marketing, detailing and promotion of a Licensed Product in the Licensed Territory. GSK shall bear all of the costs and expenses incurred in connection with such Commercialization activities.

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6.2 Commercialization Plan for Licensed Territory.
(a) General. Following the payment from GSK to Impax pursuant to Section 7.3(a), GSK shall Commercialize the Original Product and, if GSK exercises an Option, GSK shall Commercialize the particular Improved Product in question, in the Licensed Territory pursuant to a plan prepared by GSK (the “Commercialization Plan”). The Commercialization Plan shall include (i) a reasonably detailed description of and anticipated timeline for GSK’s significant Commercialization activities in each of the XXXXXX for the following XXXXXX (XXXXXX) years consistent with its obligations under Section 6.4 and (ii) a list of all other countries in the Licensed Territory in which GSK is Commercializing Licensed Products.
(b) Initial Plan and Amendments. The initial Commercialization Plan for a particular Licensed Product shall be delivered to the JSC no later than nine (9) months prior to the anticipated date of first Regulatory Approval of such Licensed Product in the Licensed Territory. GSK shall periodically (at least on an annual basis) prepare updates and amendments to the Commercialization Plan to reflect changes in its plans, including in response to changes in the marketplaces, relative success of the Licensed Products and other relevant factors influencing such plans and activities. GSK shall submit all updates and amendments to the Commercialization Plan to the JSC for review and discussion. Neither the JSC nor Impax shall have approval authority over the Commercialization Plan or any amendment thereto.
6.3 Pricing. GSK shall have the sole right to determine all pricing of Licensed Products in the Licensed Territory; provided, however, XXXXXX. Impax shall not have any right to direct, control, or approve GSK’s pricing of Licensed Products for the Licensed Territory.
6.4 Commercial Diligence.
(a) GSK shall use Commercially Reasonable Efforts to Commercialize each Licensed Product in each XXXXXX in which it receives Regulatory Approval; provided, however, that following GSK’s exercise of an Option, GSK may from time to time elect in its sole discretion to discontinue or otherwise de-prioritize efforts on any Licensed Product if it is otherwise in compliance with its diligence obligations hereunder with respect to at least one other Licensed Product and such discontinuation or de-prioritization shall not, per se, be a breach of this Agreement. Without limiting the foregoing, GSK shall achieve First Commercial Sale of each Licensed Product in a XXXXXX within XXXXXX (XXXXXX) months after the Regulatory Approval (including Pricing Approval, if required by applicable Laws) has been obtained in such country for such Licensed Product; provided, however, such XXXXXX (XXXXXX) month period shall be extended to the extent that the achievement of First Commercial Sale is delayed on account of Impax’s failure to supply Licensed Product ordered by GSK pursuant to the Supply Agreement and GSK provides prompt notification of such failure.

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(b) Failure to Launch.
(i) In the event that a Licensed Product has not obtained Regulatory Approval in a particular XXXXXX because GSK decides to reject a Pricing Decision, GSK shall notify Impax of its decision within thirty (30) Business Days of the receipt of such Pricing Decision and shall provide Impax with an explanation of such decision, including a financial analysis thereof. Where GSK’s decision to reject such Pricing Decision in such country is founded on GSK’s good faith belief that the Licensed Product is not commercially viable in such country, for example because of pricing and reimbursement concerns or that the launch of the Licensed Product in such country would adversely affect the amount of Net Sales that would be achieved in the Licensed Territory, Impax shall not have the right to terminate this Agreement in such country, except as described in Sections 6.4(b)(ii) and 6.4(b)(iii). However, for the avoidance of doubt: (A) XXXXXX; (B) XXXXXX; and (C) XXXXXX. The Parties hereby accept that the failure to launch a particular Licensed Product in any country in which it has received Regulatory Approval shall not, per se, be deemed a breach of GSK’s obligations pursuant to Section 6.4(a). For purposes of this Section 6.4(b)(i), if GSK decides to appeal a Pricing Decision (in any country where appeal of a Pricing Decision is possible), GSK shall not be deemed to have rejected the Pricing Decision until the appeal process is concluded and GSK has elected not to accept the Pricing Decision resulting from such appeal process.
(ii) Notwithstanding anything else herein, where (A) GSK has decided under Section 6.4(b)(i) that it will reject a Pricing Decision for any Licensed Product in XXXXXX, or (B) GSK has failed to achieve First Commercial Sale of any Licensed Product in XXXXXX following a Pricing Approval within the timeframe contemplated by Section 6.4(a), Impax has the right to terminate this Agreement in all XXXXXX by giving GSK sixty (60) days written notice to that effect at any time thereafter; provided, however, that GSK has not in the interim, prior to receipt of notice of termination from Impax, notified Impax that it XXXXXX. For purposes of this Section 6.4(b)(ii), if GSK decides to appeal a Pricing Decision (in any country where appeal of a Pricing Decision is possible), GSK shall not be deemed to have rejected the Pricing Decision until the appeal process is concluded and GSK elects not to accept the Pricing Decision resulting from such appeal process.
(iii) Notwithstanding anything else herein, where (A) GSK has decided under Section 6.4(b)(i) that it will reject a Pricing Decision for any Licensed Product in XXXXXX, or (B) GSK has failed to achieve First Commercial Sale any Licensed Product in XXXXXX following a Pricing Approval within XXXXXX (XXXXXX) months after the Regulatory Approval (including Pricing Approval, if required by applicable Laws) has been obtained in the relevant XXXXXX, Impax has the right to terminate this Agreement in all XXXXXX by giving GSK sixty (60) days written notice to that effect at any time thereafter; provided, however, that GSK has not in the interim, prior to receipt of notice of termination from Impax, notified Impax that it XXXXXX; provided, further, such XXXXXX (XXXXXX) month period shall be extended to the extent that the achievement of First Commercial Sale of a Licensed Product is delayed on account of Impax’s failure to supply Licensed Product ordered by GSK pursuant to the Supply Agreement and GSK provides prompt notification of such failure. For purposes of this Section 6.4(b)(iii), if GSK decides to appeal a Pricing Decision (in any country where appeal of a Pricing Decision is possible), GSK shall not be deemed to have rejected the Pricing Decision until the appeal process is concluded and GSK elects not to accept the Pricing Decision resulting from such appeal process.

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6.5 Cross-Territorial Restrictions. Each Party shall, and shall ensure that its Affiliates and sublicensees will, use Commercially Reasonable Efforts to avoid directly or indirectly distributing, selling or have sold any Licensed Product, including via internet or mail order, to end customers into countries outside its territory. As to such countries outside its territory, such Party shall not, and shall ensure that its Affiliates and sublicensees will not: (a) engage in any advertising or promotional activities relating to any Licensed Product that are directed primarily to customers or other purchasers of such Licensed Product located in such countries, (b) solicit orders from any prospective purchaser located in such countries, or (c) sell or distribute any Licensed Product to any person in its territory who intends to sell or has in the past sold such Licensed Product in such countries. If a Party receives any order for a Licensed Product from a prospective purchaser located in a country outside their territory, such Party shall refer that order to the other Party and shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) any Licensed Product into a country outside of its territory.
6.6 Reports. GSK shall update the JSC periodically at each regularly scheduled JSC meeting regarding GSK’s Commercialization activities with respect to the Licensed Products in the Licensed Territory. Each such update shall be in a form to be reasonably agreed by the Parties and shall summarize significant Commercialization activities with respect to the Licensed Products in the Licensed Territory.
ARTICLE 7
COMPENSATION
7.1 Upfront Payment. Within five (5) Business Days after the Effective Date, GSK shall pay to Impax a one-time, non-refundable and non-creditable initial payment of eleven million five hundred thousand Dollars ($11,500,000).
7.2 Reimbursement of Development Costs.
(a) Within thirty (30) days after the end of each calendar quarter during which Impax has incurred Development Costs resulting from an Additional GSK Modification, Impax shall submit to GSK a reasonably detailed invoice setting forth all such Development Costs incurred in such calendar quarter. Subject to Section 7.2(e), GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice.
(b) Within thirty (30) days after the end of each calendar quarter during which either Party is conducting any Other Shared Development Activities, such Party shall submit to the other Party a reasonably detailed invoice setting forth XXXXXX percent (XXXXXX%) of the Development Costs incurred by such Party while conducting Other Shared Development Activities in such calendar quarter. Subject to Section 7.2(e), the other Party shall pay to such Party the amount invoiced within sixty (60) days after the receipt of such invoice.

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(c) GSK shall be responsible for XXXXXX percent (XXXXXX%) of the Development Costs for the particular Improved Product incurred by Impax before and after the exercise of an Option. Within thirty (30) days after the exercise of an Option and the end of each calendar quarter thereafter, Impax shall submit to GSK a reasonably detailed invoice of the Development Costs incurred by Impax before the exercise of an Option or in such calendar quarter, as applicable. Subject to Section 7.2(e), GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice; provided, however, GSK may credit the amount of Option Exercise Fee paid to Impax against the payments due to Impax pursuant to this Section 7.2(c).
(d) All payments made pursuant to this Section 7.2 shall be non-refundable and non-creditable.
(e) If a Party disputes in good faith any portion of an invoice provided by the other Party pursuant to this Section 7.2, such Party shall promptly notify the other Party and shall pay to the other Party the undisputed portion of such invoice within sixty (60) days after the receipt of such invoice, the Parties shall use good faith efforts to resolve such dispute expediently and, upon resolution of such dispute, such Party shall pay to the other Party the amount of such formally disputed portion that is resolved in the other Party’s favor within sixty (60) days after such resolution.
7.3 Milestone Payments.
(a) XXXXXX. Impax shall notify GSK promptly upon the XXXXXX, and shall provide GSK (i) a report setting forth the XXXXXX and (ii) an invoice for payment under this Section 7.3(a). Unless GSK provides written notice of termination pursuant to Section 12.2(a) within forty-five (45) days after receipt of such report and invoice, GSK shall pay to Impax a one-time, non-refundable and non-creditable payment of XXXXXX Dollars ($XXXXXX) within sixty (60) days after such receipt.
(b) XXXXXX. GSK shall notify Impax promptly upon the XXXXXX and shall provide Impax with a report setting forth the XXXXXX within ten (10) Business Days after the XXXXXX. If the XXXXXX, Impax shall submit to GSK an invoice of XXXXXX Dollars ($XXXXXX) and GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice.
(c) XXXXXX. GSK shall notify Impax within five (5) Business Days after the XXXXXX. After the receipt of such notice, Impax shall submit to GSK an invoice of XXXXXX Dollars ($XXXXXX) and GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice.

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(d) XXXXXX. GSK shall notify Impax within five (5) Business Days after the XXXXXX. After the receipt of such notice, Impax shall submit to GSK an invoice of either:
(i) XXXXXX Dollars ($XXXXXX) if (A) XXXXXX, and (B) XXXXXX; or
(ii) XXXXXX Dollars ($XXXXXX) if either of the criteria set forth in subsection (i) above were not met by the time of the XXXXXX.
GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice. For clarity, GSK shall only be obligated to make one payment, either under (i) or (ii), pursuant to this Section 7.3(d).
(e) Additional Indications. GSK shall notify Impax within five (5) Business Days after the receipt of Regulatory Approval in any country in the Licensed Territory for a new Indication for which GSK had not previously obtained Regulatory Approval in any country in the Licensed Territory for the applicable Licensed Product. After the receipt of such notice only with respect to any such new Indication that is not Parkinson’s disease or for the treatment of any symptom thereof, Impax shall submit to GSK an invoice of XXXXXX Dollars ($XXXXXX) and GSK shall pay to Impax the amount invoiced within sixty (60) days after the receipt of such invoice. For clarity, the payment described in this Section 7.3(e) shall be owed once per new Indication per Licensed Product and XXXXXX. For further clarity, no payments are due under this Section 7.3(e) with respect to any new Indications for Parkinson’s disease or for the treatment of any symptom thereof.
(f) Clarification. All payments made by GSK pursuant to this Section 7.3 shall be non-refundable and non-creditable. The milestone payments set forth above in Sections 7.3(a) and 7.3(b) are specific to the Original Product and shall not be paid with respect to any Improved Product. Each of the milestone payments set forth above in Sections 7.3(c), 7.3(d) and 7.3(e) apply to both the Original Product and each Improved Product subject to an exercised Option; provided, however, that the milestone payments set forth above in Sections 7.3(c) and 7.3(d) shall only be paid with respect to the particular Improved Product in question if GSK exercises an Option and such milestone payment has not been paid with respect to the Original Product.
7.4 Royalties and XXXXXX Payments.
(a) Royalty Rates. Subject to Sections 7.4(c) and 7.4(d) below, GSK shall pay to Impax non-refundable, non-creditable royalties on the Net Sales of all Licensed Products (including the Improved Products with respect to which GSK has exercised Options) in the Licensed Territory during the Royalty Term, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental, aggregated Net Sales of all Licensed Products in the Licensed Territory in each calendar year.

Annual Net Sales of all Licensed Products in the Licensed Territory	Royalty Rate
For that portion of annual Net Sales less than or equal to XXXXXX Dollars ($XXXXXX)	XXXXXX	%
For that portion of annual Net Sales greater than XXXXXX Dollars ($XXXXXX) but less than or equal to XXXXXX Dollars ($XXXXXX)	XXXXXX	%
For that portion of annual Net Sales greater than XXXXXX Dollars ($XXXXXX)	XXXXXX	%

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(b) Royalty Term. Royalties shall be paid under this Section 7.4, on a country-by-country and Licensed Product-by-Licensed Product basis, for Net Sales of Licensed Product made from the First Commercial Sale of such Licensed Product in each country in the Licensed Territory until the latest of: (i) the expiration of the last-to-expire Valid Claim in such country claiming the composition of matter (including formulation) or method of use (including dosing regimens and the pharmacokinetic or pharmacodynamic profile of one or more active pharmaceutical ingredients) of such Licensed Product; or (ii) the expiration of Regulatory Exclusivity for such Licensed Product in such country; or (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). For purposes of this Section 7.4, a Valid Claim claims the composition of matter (including formulation) or method of use (including dosing regimens and the pharmacokinetic or pharmacodynamic profile of one or more active pharmaceutical ingredients) of such Licensed Product if such Valid Claim would be infringed (evaluating pending patent claims as if already issued), but for a license, by the Commercialization of such Licensed Product for its approved indication in such country.
(c) Royalty Reductions.
(i) If a Licensed Product is generating Net Sales in a country during the Royalty Term in such country at a time when a Generic Product with respect to such Licensed Product is being sold in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced to XXXXXX percent (XXXXXX%) of the average royalty rate otherwise applicable to all Net Sales for such Licensed Product in the Licensed Territory under Section 7.4(a), commencing with Net Sales made after the first calendar quarter during which the unit volume of all such Generic Products sold by Third Parties in such country exceeds, in each month during such calendar quarter, XXXXXX percent (XXXXXX%) of the combined unit volume of such Licensed Product and such Generic Product sold in such month in such country and ending when such unit volume no longer exceeds XXXXXX percent (XXXXXX%). All such determinations of unit volume shall be based upon a mutually acceptable calculation method and using market share data provided by a reputable and mutually agreed upon provider, such as IMS Health. By way of illustration of the foregoing, if during the first calendar quarter of a particular calendar year, the Net Sales in such calendar quarter with respect to which the royalty rate is not subject to deduction under this Section 7.4(c)(i) are XXXXXX Dollars ($XXXXXX), and Net Sales in such calendar quarter with respect to which the royalty rate is subject to deduction under this Section 7.4(c)(i) are XXXXXX Dollars ($XXXXXX), the following shall apply with respect to the royalty payment owed to Impax for such calendar quarter: The royalty payment without regard to the reduced rate would be $XXXXXX x XXXXXX% + $XXXXXX x XXXXXX% + $XXXXXX x XXXXXX% = $XXXXXX. The average royalty rate would be $XXXXXX / $XXXXXX = XXXXXX%. The royalty rate then applicable to the Net Sales subject to royalty reduction would be XXXXXX% x XXXXXX% = XXXXXX%. Thus total royalty due would be $XXXXXX x XXXXXX% + $XXXXXX x XXXXXX% = $XXXXXX.

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(ii) If it is necessary for GSK to obtain a license from a Third Party under any Patent in a particular country in the Licensed Territory in order to use, import or sell a Licensed Product and GSK obtains such a license, GSK may deduct, from the royalty payment that would otherwise have been due pursuant to Section 7.4(a) with respect to Net Sales of such Licensed Product in such country in a particular calendar quarter, an amount equal to XXXXXX percent (XXXXXX%) of the royalties paid by GSK to such Third Party pursuant to such license on account of the sale of such Licensed Product in such country during such calendar quarter.
(iii) If it is necessary for Impax to obtain a license from a Third Party under any Patent to permit Impax, its Affiliates or a Backup Manufacturer to Manufacture a Licensed Product in the country in which Impax is Manufacturing or having Manufactured such Licensed Product for the purposes of supplying such Licensed Product to GSK, its Affiliates or permitted sublicensees pursuant to the Supply Agreement, XXXXXX. For clarity, Impax shall be solely responsible for seeking and maintaining any such license needed from a Third Party. Impax shall promptly notify GSK of any Third Party Patent under which it intends to seek any such license, to enable GSK to determine whether it is necessary under Section 7.4(c)(ii) above for GSK to obtain a license under such Patent or any equivalent Patent in the Licensed Territory. Notwithstanding the foregoing, if Impax obtains a license from a Third Party under any Patent to permit Impax, its Affiliates or a Backup Manufacturer to Manufacture a Licensed Product in the country in which Impax is Manufacturing or having Manufactured such Licensed Product for the purposes of supplying such Licensed Product to GSK, its Affiliates or permitted sublicensees pursuant to the Supply Agreement as a settlement of a dispute or litigation with a Third Party in which such Third Party alleged that Impax’s Manufacture of the Licensed Product infringes such Third Party’s Patent(s), XXXXXX for the Licensed Product under the Supply Agreement. In addition, in the event of a breach of a representation or warranty made by Impax under Section 9.2(c), Impax shall be responsible for obtaining and paying for any license that is necessary to cure or otherwise remedy such breach, other than any license necessary to permit Impax, its Affiliates or a Backup Manufacturer to Manufacture a Licensed Product in the country in which Impax is Manufacturing or having Manufactured such Licensed Product for the purposes of supplying such Licensed Product to GSK, its Affiliates or permitted sublicensees pursuant to the Supply Agreement.
(iv) Notwithstanding the foregoing, during any calendar quarter in the Royalty Term for a Licensed Product in a particular country in the Licensed Territory, the operation of Sections 7.4(c)(i) or 7.4(c)(ii) individually or in combination shall not reduce by more than XXXXXX percent (XXXXXX%) the royalties that would otherwise have been due under Section 7.4(a) with respect to Net Sales of such Licensed Product in such country during such calendar quarter.
(d) Royalty Adjustment due to the Transfer Price of a Licensed Product. Notwithstanding Sections 7.4(a) and 7.4(c), if the royalty payment that would otherwise be due to Impax pursuant to Section 7.4(a), after application of all applicable royalty reductions in accordance with Sections 7.4(c)(i), (ii) and (iv), with respect to Net Sales of a Licensed Product made in a particular country in the Licensed Territory during a particular calendar quarter in the Royalty Term for such country, would, when added to the Transfer Price paid by GSK to Impax pursuant to the Supply Agreement for the units of such Licensed Product sold in such country during such calendar quarter, exceed XXXXXX percent (XXXXXX%) of such Net Sales, then GSK shall make a royalty payment to Impax with respect to such Net Sales, equal to the greater of: (i) XXXXXX percent (XXXXXX%) of such Net Sales minus XXXXXX paid by GSK to Impax pursuant to XXXXXX for the units of such Licensed Product sold in such country during such calendar quarter; or (ii) XXXXXX percent (XXXXXX%) of XXXXXX paid by GSK to Impax pursuant to XXXXXX for the units of such Licensed Product sold in such country during such calendar quarter.

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(e) XXXXXX Payments. GSK shall make each of the following one-time, non-refundable, non-creditable XXXXXX payments to Impax when the XXXXXX. GSK shall notify Impax within thirty (30) days after the end of the calendar quarter in which XXXXXX. Following such notification from GSK, Impax shall invoice GSK for the applicable amount due under this Section 7.4(e), and GSK shall pay such amount due within thirty (30) days of the receipt of such invoice. For clarity, (i) XXXXXX, (ii) XXXXXX, and (iii) XXXXXX.

XXXXXX	XXXXXX Payment
XXXXXX	XXXXXX Dollars ($XXXXXX	)
XXXXXX	XXXXXX Dollars ($XXXXXX	)
XXXXXX	XXXXXX Dollars ($XXXXXX	)
XXXXXX	XXXXXX Dollars ($XXXXXX	)
(f) Royalty Reports and Payments. Prior to the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product is made in a Major Market Country, GSK shall provide Impax with a report containing the actual Net Sales of the Licensed Product in the Major Market Countries in the first two months in such calendar quarter. Within sixty (60) days following the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product is made anywhere in the Licensed Territory, GSK shall provide Impax with a report containing the following information for the applicable calendar quarter, on a country-by-country and, if GSK has exercised an Option, Licensed Product-by-Licensed Product basis: (i) Net Sales and a calculation of the royalty payment due on such sales, (ii) an accounting of the number of units and prices for a Licensed Product sold and the Transfer Price paid by GSK to Impax pursuant to the Supply Agreement with respect to each such unit, (iii) the exchange rate for such country, (iv) aggregate annual Net Sales of all Licensed Products in the Licensed Territory in such calendar year and the amount of XXXXXX payment due and (v) the application of the reduction and adjustment, if any, made in accordance with the terms of Sections 7.4(c) and 7.4(d). Concurrent with the delivery of the applicable quarterly report, GSK shall pay in Dollars all amounts due to Impax pursuant to Section 7.4 with respect to Net Sales by GSK, its Affiliates and their respective sublicensees for such calendar quarter.
7.5 Blocked Currency. In each country in the Licensed Territory where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in such country shall be paid to Impax in the equivalent amount in Dollars.

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7.6 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made using the average exchange rates as calculated and utilized by GSK’s group reporting system and published accounts. The current method is sourced from Reuters/Bloomberg, with U.S. spot rates supplied on a daily basis. The cumulative year-to-date average rates are calculated as the average of the preceding 31st December spot rate plus the closing spot rates of the relevant months to date, using the following as input: (a) Dollar and Euro input to 4 decimal places and (b) all other currencies to 3 significant places (or to the nearest round number if over 999). As an example, the cumulative average rate for the five (5) months to May will be computed by taking the sum of the spot rates of the preceding 31st December, plus the month-end spot rates for the five (5) months to May, divided by 6. The resulting average rates are published to three (3) significant figures (e.g. $1.44 for the Dollar, or Naira 168 for Nigeria ), or to the nearest round number if the currency is more than 999 (e.g. Bolivar 1,302 for Venezuela). The rounding process for a currency is that 0.5 is rounded up (e.g. $1.4350 is rounded up to $1.44). If changed, GSK will notify Impax of revised method in advance of it being applied.
7.7 Payment Method; Late Payments. All payments due to Impax hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Impax in advance. If Impax does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Impax until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable Laws, whichever is lower with the following exceptions: no interest shall be due for any portion of payments that is subject to good faith dispute, provided that GSK has paid any undisputed amounts.
7.8 Accounting; Records; Audits. All payments and other amounts under this Agreement shall be accounted for in accordance with the International Financial Reporting Standards (“IFRS”) accounting principles for GSK or U.S. Generally Accepted Accounting Principles (“GAAP”) accounting principles for Impax, in each case applied on a consistent basis. GSK and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Impax to confirm the accuracy of the calculation of royalty payments and the achievement of milestone events. Upon reasonable prior notice of at least sixty (60) days, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, and not more often than once each calendar year, by an independent certified public accountant selected by Impax and reasonably acceptable to GSK, for the sole purpose of verifying the accuracy of the financial reports furnished by GSK pursuant to this Agreement. Any such auditor shall not disclose GSK’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by GSK or the amount of payments due by GSK to Impax under this Agreement. Any amounts shown to be owed but unpaid shall be paid within sixty (60) days from the accountant’s report, plus interest (as set forth in Section 7.7) from the original due date. Impax shall bear the full cost of such audit unless such audit discloses an underpayment by the GSK of more than five percent (5%) of the amount due, in which case GSK shall bear the full cost of such audit.

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7.9 Taxes.
(a) Taxes on Income; Withholding. The Parties agree that, as of the Effective Date, GSK is not required by applicable Law to deduct and withhold any taxes on account of any royalties or other payments payable to Impax under this Agreement. To the extent GSK becomes, on account of a change in applicable Law or a change in Impax’s residency for tax purposes, required by applicable Laws to deduct and withhold any taxes on account of any royalties or other payments payable to Impax under this Agreement, GSK shall notify Impax in writing, shall deduct such taxes from the amount of royalties or other payments otherwise due to Impax and shall pay such taxes to the proper tax authority in a timely manner. GSK shall secure and send to Impax proof of any such taxes withheld and paid by GSK for the benefit of Impax, and shall, at Impax’s request, provide reasonable assistance to Impax in recovering such taxes. Impax shall provide GSK with U.S. residency certification from U.S. Internal Revenue Service to show that it is resident for tax purposes in the United States of America. Impax shall notify GSK immediately in writing in the event that the Company ceases to be resident for tax purposes in the United States of America. Pending receipt of formal certification from the UK Inland Revenue GSK may pay royalty income and any other payments under this Agreement to Impax by deducting tax at a rate specified in the double tax treaty between the UK and USA, which rate, as of the Effective Date, is zero percent.
(b) Tax on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.
(c) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by GSK to Impax under this Agreement. Impax shall provide GSK any tax forms that may be reasonably necessary in order for GSK not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. GSK shall require its sublicensees in the Licensed Territory to cooperate with Impax in a manner consistent with this Section 7.9(c).
(d) Taxes Resulting From GSK Action. If GSK is required to make a payment to Impax that is subject to a deduction or withholding of tax, then (i) if such withholding or deduction obligation arises as a result of any action by GSK, including any assignment or sublicense, any change in GSK’s residency for tax purposes, any change in the entity making such payment, or any failure on the part of GSK to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “GSK Withholding Tax Action”), then the sum payable by GSK (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Impax receives a sum equal to the sum which it would have received had no such GSK Withholding Tax Action occurred, and (ii) otherwise, the sum payable by GSK (in respect of which such deduction or withholding is required to be made) shall be made to Impax after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable Laws.

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ARTICLE 8
INTELLECTUAL PROPERTY MATTERS
8.1 Ownership of Inventions. Inventorship shall be determined in accordance with U.S. patent laws. The ownership of any and all inventions arising pursuant to this Agreement, which is discovered, developed, invented or created solely by or on behalf of a Party or jointly by or on behalf of GSK and Impax, shall be determined in accordance with inventorship, subject to the rights and licenses expressly granted by one Party to the other Party under this Agreement. Each Party shall own any inventions, whether or not patentable, made solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly own any inventions that are made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”). All Manufacturing activities conducted with respect to a Licensed Product shall be deemed conducted pursuant to the Supply Agreement rather than pursuant to this Agreement; ownership of inventions made pursuant to the Supply Agreement is addressed in the Supply Agreement. All Patents claiming jointly owned Joint Inventions shall be referred to herein as “Joint Patents.” Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.
8.2 Disclosure of Inventions. Each Party shall promptly disclose to the JPC all Sole Inventions and Joint Inventions, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions, and such Information relating to such inventions to the extent necessary or useful for the preparation, filing and maintenance of any Patent with respect to such invention.
8.3 Prosecution of Patents.
(a) Impax Prosecuted Patents. As between the Parties, Impax shall have the sole right to Prosecute and Maintain Impax Patents and Joint Patent outside the Licensed Territory and any Patents for which the responsibility for Prosecution and Maintenance has been assumed by Impax pursuant to Section 8.3(b)(ii) or 8.3(b)(iii) below (the “Impax Prosecuted Patents”), at Impax’s cost and expense. Impax shall provide GSK reasonable opportunity to review and comment on such prosecution efforts regarding such Impax Prosecuted Patents, as follows. Impax shall promptly provide GSK with copies of all material communications from any patent authority regarding such Impax Prosecuted Patents, and shall provide GSK, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities at least five (5) Business Days in advance of submitting such filings or responses. Impax shall consider in good faith any reasonable comments thereto provided by GSK in connection with the prosecution of Impax Prosecuted Patents.

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(b) GSK Prosecuted Patents.
(i) Subject to Sections 8.3(b)(ii) and 8.3(b)(iii) below, as between the Parties, GSK shall have the first right to Prosecute and Maintain Impax Patents and any Joint Patents in the Licensed Territory (the “GSK Prosecuted Patents”), at GSK’s cost and expense. GSK shall provide Impax reasonable opportunity to review and comment on such prosecution efforts regarding such GSK Prosecuted Patents, as follows. GSK shall promptly provide Impax with copies of all material communications from any patent authority regarding such GSK Prosecuted Patents, and shall provide Impax, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities at least five (5) Business Days in advance of submitting such filings or responses. GSK shall consider in good faith any reasonable comments thereto provided by Impax in connection with the prosecution of GSK Prosecuted Patents. If Impax reasonably determines that any patent prosecution or enforcement action in the Licensed Territory is detrimental to the practice, prosecution or enforcement of Impax Patents outside the Licensed Territory, Impax may submit such action to the JPC for review and GSK shall not undertake such action until the JPC has rendered a decision pursuant to Section 3.3.
(ii) If GSK decides to cease the Prosecution or Maintenance of any GSK Prosecuted Patents, it shall notify Impax in writing sufficiently in advance so that Impax may, at its discretion, assume the responsibility for the Prosecution or Maintenance of such Patents, at Impax’s cost and expense. If Impax assumes such responsibility, then such Patents shall be included in the Impax Prosecuted Patents and the terms of Section 8.3(a) shall apply to such Patents.
(iii) If GSK or its Affiliates obtains ownership of, or a license or other right to commercialize in any country in the Licensed Territory: (1) XXXXXX, or (2) XXXXXX, then GSK shall no longer have the first right to Prosecute and Maintain Impax Patents and any Joint Patents in such country, and Impax may, at its discretion, assume the responsibility for the Prosecution or Maintenance of such Patents, at Impax’s cost and expense. If Impax assumes such responsibility, then such Patents shall be included in the Impax Prosecuted Patents and the terms of Section 8.3(a) shall apply to such Patents.
(c) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provide above in this Section 8.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
(d) Patent Term Extension. The Parties will cooperate with each other in gaining patent term extension where applicable to Licensed Products. All filings for such extension will be made by the holder of the Marketing Authorization Approval in the particular country. The Parties will timely provide any documentation or other assistance required in order to obtain such patent term extensions.

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8.4 Enforcement of Impax Patents and Joint Patents.
(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Impax Patents or Joint Patents in the Licensed Territory (“Infringement”), it shall promptly notify the other Party in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.
(b) Enforcement Rights. For any Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement. GSK shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Infringement, at GSK’s cost and expense. GSK shall have a period of ninety (90) days after its receipt or delivery of notice under Section 8.4(a) to elect to so enforce the Impax Patents or Joint Patents in the Licensed Territory (or to settle or otherwise secure the abatement of such Infringement). In this case, Impax shall take appropriate actions, at GSK’s cost, in order to enable GSK to commence a suit or take the actions set forth in the preceding sentence. If GSK fails to commence a suit to enforce the applicable Impax Patents or Joint Patents or to settle or otherwise secure the abatement of such Infringement within such period, then Impax shall have the right, but not the obligation, to commence a suit or take action to enforce such Impax Patents or Joint Patents against such Infringement in the Licensed Territory at its own cost and expense. In this case, GSK shall take appropriate actions, at Impax’s cost, in order to enable Impax to commence a suit or take the actions set forth in the preceding sentence.
(c) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including, without limitation, determination of litigation strategy, filing of material papers to the competent court, which shall not be unreasonably withheld or delayed. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.
(d) Settlement. GSK shall not settle any claim, suit or action that it brought under Section 8.4(b) in any manner that would negatively impact the applicable Impax Patents or that would limit or restrict the ability of Impax to Develop, make, use, import, offer for sale, sell or otherwise Commercialize Licensed Products anywhere outside the Licensed Territory or to make or have made the Licensed Product anywhere in the world, without the prior written consent of Impax, which consent shall not be unreasonably withheld or delayed. Impax shall not settle any claim, suit or action that it brought under Section 8.4(b) in any manner that would limit or restrict the ability of GSK to sell Licensed Products for use in the Field, or impair the exclusivity of GSK’s license rights under this Agreement, in each case without the prior written consent of GSK, which consent shall not be unreasonably withheld or delayed.
(e) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 8.4(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Party bringing suit, second to the reimbursement of any expenses incurred by the other Party in such litigation, and XXXXXX; provided, however, that, in the event GSK is the Party bringing suit, XXXXXX.

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8.5 Enforcement of GSK Patents. GSK shall have the sole right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly infringing any Patents Controlled by GSK.
8.6 Patents Licensed From Third Parties. Each Party’s rights under this Article 8 with respect to the Prosecution and Maintenance and enforcement of any Impax Patent that is licensed by Impax from a Third Party shall be subject to the rights of such Third Party to Prosecute and Maintain and enforce such Patent.
8.7 Infringement of Third Party Rights in the Licensed Territory. If any Licensed Product used or sold by GSK, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory, GSK shall promptly notify Impax and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Except to the extent that GSK is entitled to indemnification pursuant to Section 10.1 of this Agreement or Section 11.1 of the Supply Agreement, GSK shall be solely responsible for the defense of any such infringement claims brought against GSK, at GSK’s cost and expense; provided, however, that the provisions of Section 8.4 shall govern the right of GSK to assert a counterclaim of infringement of any Impax Patents or Joint Patents.
8.8 Patent Marking. If permissible under the applicable Laws of a country in the Licensed Territory, and GSK decides to make it a standard practice to include patent numbers or indicia on its other prescription products in such country in the Licensed Territory, then GSK will discuss with Impax whether it is appropriate to include patent numbers or indicia on the Licensed Products, and the Parties shall proceed on such matters as they may then mutually agree.
8.9 Trademarks. GSK shall have the right to brand the Licensed Products in the Licensed Territory using GSK related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products in consultation with Impax, which may vary by country or within a country (“Product Marks”); provided, however, that GSK shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of the trademarks or house marks of Impax (including Impax’s corporate name) or any trademark confusingly similar thereto without Impax’s prior written consent. GSK or its Affiliates shall own all rights in the Product Marks, and all goodwill in the Product Marks shall accrue to GSK or its Affiliates. GSK or its Affiliates shall register and maintain, at their own cost and expense, the Product Marks in the countries and regions in the Licensed Territory that GSK and its Affiliates determines reasonably necessary. GSK and its Affiliates shall have the sole right to register domain names incorporating the Product Marks at their own cost and expense. GSK and its Affiliates shall have the sole right to take action to prosecute and defend its rights in the Product Marks (including in respect of oppositions and infringement actions) as GSK and its Affiliates deem reasonably necessary.

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8.10 International Nonproprietary Name. If changes to the International Nonproprietary Name (“INN”) for the Licensed Products are required by the Regulatory Authorities in future, Impax will be responsible for the clearance and costs of obtaining a new generic name.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES; COVENANTS
9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.
(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date: (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
9.2 Additional Representations and Warranties of Impax. Impax represents and warrants to GSK as follows, as of the Effective Date:
(a) Title; Encumbrances. It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind, of the Impax Technology to grant the licenses to GSK as purported to be granted pursuant to this Agreement;
(b) Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that any research or development of a Licensed Product by Impax prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
(c) Non-Infringement of Third Party Rights. To Impax’s knowledge, the Development and Commercialization of a Licensed Product and the Manufacture of Licensed Product under the Supply Agreement can be carried out in the manner reasonably contemplated as of the Effective Date without infringing any issued patents owned or controlled by a Third Party;
(d) No Proceeding. There are no pending, and to Impax’s knowledge, no threatened, adverse actions, suits or proceedings against Impax involving Impax Technology or a Licensed Product;

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(e) Other Agreements. Impax has no existing agreements, options, commitments, or rights with, of, or to any person (other than GSK) to acquire, license or otherwise obtain any rights to the Original Product in the Licensed Territory. As of the Effective Date, no Impax Patents or Impax Know-How have been licensed to Impax from any Third Party;
(f) Certain Other Arrangements. Prior to the Effective Date, neither Impax nor its Affiliates have directly or indirectly (i) been a party to a license, sublicense or other contractual arrangement relating to, or (ii) entered into or otherwise benefitted from a license, sublicense or other contractual arrangement relating to any intellectual property rights or other interests or rights, including rights in non-clinical or clinical data, in any product (other than a Licensed Product) containing carbidopa or levodopa (whether formulated individually or in combination) for which an MAA had previously been approved;
(g) Prosecution of Impax Patents. To Impax’s knowledge, prior to the Effective Date, Impax has not taken action or failed to undertake an action in connection with filing, prosecuting and maintaining the Impax Patents in violation of any applicable law, statute or regulation.
9.3 Additional Representations and Warranties of GSK. GSK represents and warrants to Impax that, to GSK’s knowledge as of the Effective Date, GSK does not Control any Patent that is necessary to make, use, import, offer for sale or sell the Original Product in the Field.
9.4 Mutual Covenants.
(a) No Debarment. In the course of the Development of a Licensed Product, each Party shall not use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.
(b) Conduct of Activities. Each Party’s Development of a Licensed Product shall be conducted in a manner consistent with the following: (i) in the case of GSK, not adversely impacting Impax’s or its Affiliates’ or Third Party partner’s Development or Commercialization efforts for a Licensed Product outside the Licensed Territory; and (ii) in the case of Impax, not adversely impacting GSK’s or its Affiliates’ or sublicensees’ Development or Commercialization efforts for a Licensed Product in the Licensed Territory.
(c) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of a Licensed Product and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Licensed Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

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9.5 Additional Covenants of Impax. The Parties acknowledge and agree that GSK desires to obtain a ten-year period of data exclusivity in connection with the MAA approval for a Licensed Product in the EU and that GSK could become ineligible to obtain such ten-year data exclusivity on account of Impax’s activities. XXXXXX:
(a) XXXXXX,
(b) XXXXXX,
(c) XXXXXX,
(d) XXXXXX, or
(e) XXXXXX.
For clarity, the restrictions set forth in this Section 9.5 shall terminate upon the first MAA approval of the Original Product by the European Commission or, if sooner, the first MAA approval by the European Commission of an Improved Product for which GSK has exercised its Option. For further clarity, this Section 9.5 shall not apply to XXXXXX.
9.6 Disclaimer. GSK understands that a Licensed Product is the subject of ongoing clinical research and development and that Impax cannot assure the safety or usefulness of a Licensed Product. In addition, Impax makes no warranties except as set forth in this Article 9 concerning the Impax Technology.
9.7 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
ARTICLE 10
INDEMNIFICATION
10.1 Indemnification by Impax. Impax shall defend, indemnify, and hold GSK and its Affiliates and their respective officers, directors, employees, and agents (the “GSK Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses) and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from: (a) the Development or Commercialization of a Licensed Product by or on behalf of Impax, (b) the failure by Impax to timely obtain and maintain the license(s) required to be secured by Impax pursuant to Section 7.4(c)(iii), (c) the breach of any of Impax’s obligations under this Agreement, including Impax’s representations and warranties set forth herein, or (d) the willful misconduct or gross negligence of Impax, its Affiliates, or the officers, directors, employees, or agents of Impax or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the GSK Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and Impax’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 10.2(a), 10.2(b) or 10.2(c) for which GSK is obligated to indemnify the Impax Indemnitees under Section 10.2.

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10.2 Indemnification by GSK. GSK shall defend, indemnify, and hold Impax and its Affiliates and their respective officers, directors, employees, and agents (the “Impax Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development or Commercialization of a Licensed Product by or on behalf of GSK or its Affiliates or its or their sublicensees, or (b) the breach of any of GSK’s obligations under this Agreement, including GSK’s representations and warranties set forth herein, or (c) the willful misconduct or gross negligence of GSK, its Affiliates, or the officers, directors, employees, or agents of GSK or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the Impax Indemnitees fail to comply with the indemnification procedures set forth in Section 10.3 and GSK’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 10.1(a), 10.1(b) or 10.1(c) for which Impax is obligated to indemnify the GSK Indemnitees under Section 10.1.
10.3 Indemnification Procedures. The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 10.
10.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR 10.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11.

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10.5 Supply Agreement. The rights and obligations set forth in this Article 10 shall be in addition to, and without prejudice to, indemnification, limitations of liability, insurance, representations and warranties and other rights and obligations of the Parties provided for under the Supply Agreement.
10.6 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance. GSK hereby represents and warrants to Impax that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement.
ARTICLE 11
CONFIDENTIALITY
11.1 Confidentiality. Each Party agrees that, during the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement or the Supply Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement or the Supply Agreement, except to the extent expressly authorized by this Agreement or the Supply Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d) was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or
(e) was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
11.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a) such disclosure is required to be made (i) for the filing or prosecuting Patent rights as contemplated by this Agreement or the Supply Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement or the Supply Agreement;
(b) such disclosure is required to be made to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement or the Supply Agreement; provided, however, that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;
(c) such disclosure is required to be made to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided, however, that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or
(d) such disclosure is required in order to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.2(a) or 11.2(d), such Party shall promptly notify the other Party such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

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11.3 Technical Publication.
(a) Subject to Section 11.3(b) below, GSK shall have the right to publish, in GSK’s Clinical Trial Register, summaries of the results of all clinical trials of a Licensed Product conducted by either Party under this Agreement.
(b) Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review by the other Party, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication which relates to a Licensed Product at least thirty (30) days prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within twenty (20) days after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to sixty (60) days in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such twenty (20)-day period, such other Party shall be deemed not to have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 11.3(b) after the thirty (30)-day period has elapsed. The Party seeking publication shall provide the other Party a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate.
11.4 Publicity.
(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 11.4.
(b) The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit C, which shall be issued on or promptly after the Effective Date.
(c) After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) Business Days after receiving the press release for review. In addition, where required by applicable Laws, including regulations promulgated by applicable security exchanges, such Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Licensed Territory as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4; provided, however, such information remains accurate as of such time.

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(d) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party shall be entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.
11.5 Equitable Relief. Each Party acknowledges that its breach of this Article 11 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 11 by the other Party.
ARTICLE 12
TERM AND TERMINATION
12.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect on a country-by-country and, if GSK exercises an Option, Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term of a Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country in the Licensed Territory: (a) the licenses granted by Impax to GSK under Sections 2.1(a) and 2.1(b) with respect to such Licensed Product in such country shall become perpetual, irrevocable, fully-paid, royalty free and exclusive and sublicenseable in multiple tiers; provided, however, that XXXXXX, and (b) Impax shall be deemed to have granted to GSK, a non-exclusive, perpetual, irrevocable, fully-paid, royalty-free license (with the right to grant sublicenses), under the Impax Manufacturing Technology, to make and have made such Licensed Product solely for use and sale in the Field in such country. For the purposes of this Section 12.1, the “Impax Manufacturing Technology” means (i) all Information Controlled by Impax or its Affiliates as of the expiration of such Royalty Term that is necessary to Manufacture such Licensed Product or was used by Impax pursuant to the Supply Agreement to Manufacture such Licensed Product or (ii) all Patents Controlled by Impax or its Affiliates as of the expiration of such Royalty Term that claim the composition of matter of, or a method of making, such Licensed Product.

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12.2 Unilateral Termination by GSK.
(a) GSK may terminate this Agreement in its entirety or with respect to a particular country upon ninety (90) days prior written notice to Impax at any time.
(b) GSK may terminate this Agreement in its entirety immediately upon written notice to Impax within thirty (30) days after the date on which (i) there is an issuance of a negative EMA CHMP opinion on the Original Product; (ii) the Original Product is approved by the European Commission outside the provisions of Article 8.3 of Directive 2001/83/EC and therefore is not granted ten years of data exclusivity; or (iii) the Reimbursement Study fails to meet its primary end point as set forth in the Development Plan, as amended from time to time.
12.3 Unilateral Termination by Impax. In the event that GSK or its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) XXXXXX except for a country in the Licensed Territory in which this Agreement has been terminated and GSK did not, prior to such termination, exercise its first right to Prosecute and Maintain Impax Patents and Joint Patents in such country (a “XXXXXX”), Impax shall have the right to terminate this Agreement in its entirety upon providing written notice to GSK. However, Impax’s right to terminate this Agreement under this Section 12.3 shall not apply to any Affiliate of GSK that first becomes an Affiliate of GSK after the Effective Date of this Agreement in connection with a merger or acquisition event, where such Affiliate of GSK was undertaking activities in connection with a XXXXXX prior to such merger or acquisition event; provided, however, that GSK causes such XXXXXX to terminate within forty-five (45) days after such merger or acquisition event. For the avoidance of doubt, XXXXXX.
12.4 Termination Due to Termination of the Supply Agreement. This Agreement shall automatically terminate upon termination of the Supply Agreement for any reason.
12.5 Termination for Breach.
(a) Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its material obligations under this Agreement or the Supply Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within thirty (30) days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder or pursuant to the Supply Agreement). The right of either Party to terminate this Agreement as provided in this Section 12.5(a) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.
(b) Notwithstanding Section 12.5(a), if GSK is the breaching Party and GSK’s material breach only pertains to GSK’s diligence obligations with respect to a particular country in the Licensed Territory that is not a XXXXXX, Impax shall not have the right to terminate this Agreement in its entirety, but instead shall be limited in its remedies to terminating this Agreement only with respect to such country.
(c) If GSK has the right to terminate this Agreement pursuant to Section 12.5(a) on account of Impax’s uncured material breach, then, in lieu of its rights to terminate this Agreement in its entirety but in addition to any other remedies that GSK may have, GSK may, in its sole discretion, elect to put in effect the following changes to the Agreement and in such event: (i) XXXXXX; and (ii) XXXXXX; provided, however, that GSK shall have the right to set off against any payment obligations under Article 7 any amounts recovered by GSK in any litigation resulting from Impax’s material breach of this Agreement.

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12.6 Termination for Insolvency.
(a) Either Party may terminate this Agreement in its entirety, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) calendar days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors, (“Bankruptcy”).
(b) All licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement. Nothing in this Section 12.6(b) shall be interpreted as giving any Party greater rights to the other Party’s intellectual property after the bankruptcy of the other Party than such Party had prior to such bankruptcy.
12.7 Effect of Termination. Upon the termination of this Agreement with respect to a particular country or countries in the Licensed Territory or the termination of this Agreement in its entirety (i.e., with respect to all countries in the Licensed Territory) by GSK under Section 12.2, or by Impax under Section 12.3, or under Section 12.4, or under Section 12.5 due to GSK’s uncured material breach, or under Section 12.6 due to GSK’s Bankruptcy, or by Impax under Section 6.4(b)(ii) or 6.4(b)(iii), this Agreement shall be terminated in its entirety with respect to the terminated countries, including with respect to all licenses granted to GSK under Sections 2.1(a) and 2.1(b), the covenant set forth in Section 2.1(f), and the obligations of the Parties under Section 2.6, subject to the continued effect of the provisions expressly set forth to survive under Section 12.8 and the following provisions (a) through (f) of this Section 12.7 which are to apply with respect to such terminated countries:
(a) Regulatory Submissions; Data. To the extent permitted by applicable Laws, GSK shall transfer and assign to Impax all Regulatory Submissions, Regulatory Approvals, data from clinical and non-clinical studies conducted by or on behalf of GSK, its Affiliates or sublicensees on the Licensed Products and pharmacovigilance data on the Licensed Products, in each case relating to a Licensed Product in the terminated countries and only to the extent any such data is owned by GSK.

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(b) GSK License. GSK hereby grants to Impax, effective upon such termination, a non-exclusive, fully paid, royalty free, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers), under the GSK Technology (to the extent not assigned to Impax pursuant to Section 12.7(a)), to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize Licensed Products in the terminated countries.
(c) Trademarks. To the extent that GSK is commercializing any Licensed Product under any Product Marks (excluding any such trademarks or trade names that include, in whole or part, any corporate name or logo of GSK) that is neither (i) used for any other products in GSK’s portfolio nor (ii) confusingly similar to any other trade mark used for any other products in GSK’s portfolio, GSK shall, upon Impax’s request, promptly assign such Product Marks to Impax in the terminated countries; provided, however, that before GSK assigns such Product Marks to Impax, Impax shall reimburse GSK for all costs that have been incurred by GSK through the date of termination in developing, registering and protecting such Product Marks.
(d) Transition Assistance.
(i) In the event of a termination of this Agreement in its entirety, GSK shall promptly return to Impax, at no cost to Impax, all Impax Know-How, materials, and other data transferred by Impax to GSK.
(ii) GSK shall reasonably cooperate with Impax to facilitate orderly transition of the Development and Commercialization of the Licensed Products to Impax in the terminated countries, including (A) assigning or amending as appropriate, upon request of Impax, any agreements or arrangements with Third Party vendors (including distributors) to Develop, package, label, distribute, sell or otherwise Commercialize the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to Impax, reasonably cooperating with Impax to arrange to continue to provide such services for a reasonable time after termination, not exceeding XXXXXX (XXXXXX) months after termination; (B) to the extent that GSK or its Affiliate is performing any activities described above in (A), reasonably cooperating with Impax to transfer such activities to Impax and continuing to perform such activities on Impax’s behalf for a reasonable time after termination until such transfer is completed, not exceeding XXXXXX (XXXXXX) months after termination; and (C) transferring to Impax or its designee of Regulatory Authority reporting responsibilities (including adverse event reporting) and the safety database for the Licensed Product for the terminated countries.
(iii) To avoid a disruption in the supply of Licensed Products to patients, if the Agreement is terminated in a country after the First Commercial Sale in such terminated country, GSK, its Affiliates and sublicensees (as applicable) shall continue to distribute the Licensed Products in such terminated countries, in accordance with the terms and conditions of this Agreement, until XXXXXX (XXXXXX) months after the effective date of any termination of this Agreement (the “Wind-down Period”); provided, however, that during such Wind-down Period, GSK’s and its Affiliates’ and sublicensees’ rights with respect to the Licensed Products in such terminated country shall be non-exclusive and, without limiting the foregoing, Impax shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Licensed Products in such terminated country. Any Licensed Product sold or disposed by GSK, its Affiliates and sublicensees in such terminated country during the Wind-down Period shall be subject to applicable payment obligations under Article 7 above.

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(e) Ongoing Clinical Trials.
(i) GSK shall continue to be responsible for any additional Development Costs resulting from any Additional GSK Modifications that are incurred by Impax after the termination of this Agreement and shall reimburse Impax within sixty (60) days of receiving an invoice therefor.
(ii) GSK shall continue to be responsible for XXXXXX percent (XXXXXX%) of the previously contemplated and budgeted Development Costs incurred by Impax while conducting Other Shared Development Activities, and if GSK has exercised the Option, XXXXXX percent (XXXXXX%) of the previously contemplated and budgeted Development Costs for the Improved Product incurred by Impax, in each case up to the effective date of termination as well as during the period XXXXXX. In addition, to the extent Impax seeks to cancel, during the period three (3) months after such effective date of termination, previously contemplated and budgeted Development Costs, and Impax is unable to do so after using commercially reasonable efforts, GSK shall further be responsible for XXXXXX percent (XXXXXX%) of such previously contemplated and budgeted Development Costs which have proven to be non-cancellable, and shall reimburse Impax within sixty (60) days of receiving an invoice therefor. Except as expressly set forth in the foregoing two sentences, GSK shall have no further liability for or responsibility for reimbursing Impax’s expenses incurred after the effective date of termination relating to any Development Costs in such an event of termination of this Agreement.
(iii) With respect to any ongoing clinical trials of the Licensed Products being conducted by GSK for which Impax has notified GSK prior to the effective date of termination that it wishes to assume responsibility, (A) each Party shall cooperate with the other Party to facilitate the orderly transfer to Impax of the conduct of such clinical trials as soon as reasonably practicable after the effective date of termination, (B) until such time as the conduct of such clinical trials has been successfully transferred to Impax, GSK shall continue such clinical trials, (C) between the effective date of termination and the date on which the conduct of such clinical trials has been successfully transferred to Impax, Impax shall be responsible for, and shall reimburse GSK with respect to, all costs and expenses reasonably incurred by GSK in the conduct of such clinical trials, and (D) following the date on which the conduct of such clinical trials has been successfully transferred to Impax, Impax shall be solely responsible for all costs and expenses of such ongoing clinical trials.
(iv) With respect to any ongoing clinical trials of the Licensed Products being conducted by GSK for which Impax has not notified GSK prior to the effective date of termination that it wishes to assume responsibility, GSK shall, at GSK’s cost and expense, complete such clinical trial with regard to those patients enrolled at the date of termination. Promptly after the completion of such clinical trials, GSK shall provide Impax with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from such clinical trial and Impax shall have the right to use, without additional consideration, any and all such data and results solely for obtaining and maintaining Regulatory Approval and reimbursement of the Licensed Product and otherwise Commercializing the Licensed Products in the terminated countries and outside the Licensed Territory.

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(v) Notwithstanding any of the foregoing in Sections 12.7(e)(iii) and 12.7(e)(iv), GSK may prematurely suspend or terminate any such trial if (A) a priori protocol defined stopping rules are met for safety or efficacy or (B) unacceptable safety signals are observed by GSK or the Data and Safety Monitoring Board with respect to a Licensed Product that present an unacceptable risk to patients participating in such trials.
(f) Inventories. In the event of such a termination of this Agreement in its entirety: (i) Impax shall have the right to purchase from GSK any and all of the inventory of the Licensed Products held by GSK as of the date of termination at a price equal to the XXXXXX; and (ii) XXXXXX.
12.8 Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.2, 2.5, 4.8, 5.8 (with respect to Licensed Product sold in the Licensed Territory prior to termination), 7.2 through 7.6 (solely with respect to payments accrued before the effective date of termination), 7.7, 7.8, 7.9, 8.1, Articles 1, 9, 10, 11 (for five years following such termination), 12 (except for Section 12.3), 13 and 14 (except for Section 14.6).
ARTICLE 13
DISPUTE RESOLUTION
13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder, including the interpretation, alleged breach, enforcement, termination or validity of this Agreement, including matters within the JSC’s authority upon with the JSC does not reach consensus within the ten (10) Business Day period set forth in Section 3.2(e), but excluding matters to be resolved under Section 3.3, (for the purposes of this Section 13.1 and Section 13.2, each a “Dispute”). It is the objective of the Parties to establish procedures to facilitate the resolution of such Disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, if such a Dispute arises under this Agreement, and the Parties are unable to resolve such Dispute within twenty (20) Business Days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Chief Executive Officer of Impax and a Senior Vice President of Research and Development of GSK (or their respective designees) (the “Executive Officers”) for attempted resolution by good faith negotiations within twenty (20) Business Days after such notice is received. If the Executive Officers of the Parties are not able to resolve such Dispute within twenty (20) Business Days, then the Parties agree to submit the dispute for non-binding mediation (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution), which shall occur within a period of not more than twenty (20) Business Days. If the dispute is not resolved within such twenty (20) Business Days, either Party may commence litigation with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party hereto shall have any further obligation under this Section 13.1. Notwithstanding the foregoing, and without waiting for the expiration of any such twenty (20)-Business Day periods, Impax and GSK shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.

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13.2 Jurisdiction; Governing Law. If the Parties are unable to resolve any Disputes arising under this Agreement through negotiations as described above in Section 13.1, then, subject to Section 13.3, such Disputes shall be resolved by the federal or state court sitting in Wilmington, Delaware (collectively, the “Courts”). Each Party hereby (a) irrevocably submits to the exclusive jurisdiction of the Courts, for purposes of any action, suit or other proceeding relating to or arising out of this Agreement, (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, (c) irrevocably waives any claim that such action, suit or proceeding has been brought in an inconvenient forum, and (d) further irrevocably waives the right to object, with respect to such action, suit or proceeding, that such Court does not have any jurisdiction over such Party. This Agreement and all Disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different state.
13.3 Patent and Trademark Disputes. Notwithstanding Sections 13.1 and 13.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent or trademark rights outside the U.S. covering the Manufacture, use importation, offer for sale or sale of a Licensed Product shall be submitted to the Joint Patent Committee. If after a period of twenty (20) Business Days the Joint Patent Committee is unable to reach a unanimous decision on such matter, then either Party may, by written notice to the other, have such matter referred to a conflict free external patent counsel mutually agreed to by the Parties. If such patent counsel is unable after a period of twenty (20) Business Days to reach a resolution on such matter that is mutually acceptable to the Parties, then either Party may, by written notice to the other, have such matter referred for non-binding mediation in accordance with Section 13.1.
ARTICLE 14
MISCELLANEOUS
14.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

58.

14.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Impax:	Impax Laboratories, Inc. 30831 Huntwood Avenue Hayward, CA 94544 Attn: President, Impax Pharmaceuticals Fax: 510-972-7756
With copies to (which shall not constitute notice):	Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544
Attn: Legal Department
Fax: 510-972-7756

Cooley LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Marya A. Postner, Ph.D.
Fax: (650) 849-7400

59.

If to GSK:	Glaxo Group Limited Glaxo Wellcome House, Berkeley Avenue Greenford, Middlesex UB6 0NN, England Attn: Company Secretary Fax: 44 20 8 047 6904
With a copy to (which shall not constitute notice):	GlaxoSmithKline, LLC 2301 Renaissance Boulevard Mail Code RN0220 King of Prussia, PA 19406
Attn: Vice President and Associate General Counsel, Legal
Operations — Business Development
Fax: 610-787-7084
14.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
14.5 Assignment. Subject to Section 4.11 and GSK’s right to grant sublicenses pursuant to Section 2.1(e) in a manner consistent with Section 2.3(b), neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent: (a) to its Affiliates; or (b) to a Third Party successor to substantially all of the business of such Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction, except that Impax’s prior written consent shall be required for assignment by GSK in connection with any Sale of the Neuroscience Business unless the proposed assignee has at least substantially the same commercial capabilities throughout the Licensed Territory as the Neuroscience Business has prior to such Sale of the Neuroscience Business (including all relevant GSK support functions, including sales representatives, that are made available to the Neuroscience Business). Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. The Impax Technology, in the case of Impax as assignor or transferor shall exclude any Patents and Information Controlled by any Acquiror (or any Affiliate thereof, excluding a Party hereto as a result of such transaction) prior to the acquisition or developed outside of any activities under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null, void and of no legal effect.

60.

14.6 Change of Control of Impax. From and after a Change of Control of Impax:
(a) GSK shall have the right to require Impax, including the Change of Control party, to adopt reasonable procedures to be agreed upon in writing with GSK to limit the dissemination of Sensitive Information to XXXXXX, including without limitation, XXXXXX. Without limiting the foregoing or being limited thereby, at a minimum in such circumstances, no Sensitive Information shall be disclosed to or used XXXXXX. For the purpose of this Section 14.6(a), “Sensitive Information” means all Confidential Information of GSK with respect to: the Development Plan, as described in Section 4.3; copies of data, results, or supporting documentation provided pursuant to Section 4.6; written reports, timelines, or the status of Development activities provided pursuant to Section 4.7; information obtained pursuant to the right to review and copy Development records pursuant to Section 4.8; information regarding regulatory developments and draft Regulatory Submissions provided pursuant to Section 5.1; the Commercialization Plan, as described in Section 6.2; financial assessments or other commercially-sensitive GSK information with respect to failure to launch a Licensed Product provided pursuant to Section 6.4(b); reports provided pursuant to Section 6.6; invoice details or other commercially-sensitive GSK information provided pursuant to Section 7.2(b); reports regarding clinical trials provided pursuant to Section 7.3(b); royalty related reports pursuant to Section 7.4(f); disclosure of Sole Inventions provided pursuant to Section 8.2; information related to GSK prosecution efforts provided pursuant to Section 8.3(b); information related to the status of GSK enforcement efforts or the status, progress or results of Development activities provided pursuant to Section 8.4(c); information regarding publications provided pursuant to Section 11.3(b).
(b) The governance structure, including the Alliance Manager, the JSC, the JPC and any Subcommittee shall continue as set forth in Article 3; provided, however, XXXXXX.
14.7 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
14.8 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

61.

14.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
14.11 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
14.12 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
14.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

62.

In Witness Whereof, the Parties have executed this License, Development and Commercialization Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

Glaxo Group Limited			Impax Laboratories, Inc.

By:	/s/ Paul Williamson		By:	/s/ Larry Hsu

	Name:	Paul Williamson		Name: Larry Hsu
	Title:	Authorised Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director		Title: President & CEO

EXHIBIT A
PIVOTAL PHASE III TRIALS AND GSK MODIFICATIONS
Phase 3, Study 1: IPX066 B08-05
Title: A Placebo-Controlled Study to Evaluate the Safety and Efficacy of IPX066 in Subjects with Parkinson’s disease
This is a randomised, placebo-controlled, fixed-dose, parallel-arm study of three doses of IPX066 versus placebo.
XXXXXX.
XXXXXX.
Phase 3 Study 2: IPX066 B09-02
Title: A Study to Evaluate the Safety and Efficacy of IPX066 in Advanced Parkinson’s Disease Subjects
This is a randomized, double-blind, active-control, parallel-group 13-week comparison of IPX066 versus immediate-release (IR) carbidopa-levodopa (CD-LD). XXXXXX.
XXXXXX.
XXXXXX.
Phase 3 Study 3: IPX066 B09-06
Title: A Study to Compare IPX066 and carbidopa/Levodopa/Entacapone (CLE) in Advanced Parkinson’s Disease
XXXXXX.

CONFIDENTIAL
EXHIBIT B
INITIAL DEVELOPMENT PLAN
XXXXXX.
XXXXXX

EXHIBIT C
JOINT PRESS RELEASE
[See attached]

PRESS RELEASE
GlaxoSmithKline and Impax Pharmaceuticals Enter Global Agreement to Develop and Commercialize
a late stage compound for Parkinson’s Disease
London & Hayward, Calif., December XX, 2010 — GlaxoSmithKline (GSK) and Impax Pharmaceuticals, the brand products division of Impax Laboratories, Inc. (Impax), today announced an agreement for the development and commercialization of IPX066, Impax’s novel extended release carbidopa-levodopa product, outside the United States and Taiwan. IPX066, an investigational product under development for the treatment of Parkinson’s Disease (PD), is currently in Phase III clinical trials.
Under the terms of the agreement, GSK will receive an exclusive license to sell IPX066 throughout the world except in the U.S. and Taiwan. Impax will receive an $11.5 million upfront payment and is eligible to receive potential payments of up to $175 million upon the successful achievement of development and commercialization milestones. Impax will also receive tiered, double-digit royalty payments on GSK sales of IPX066. Impax will manufacture and supply IPX066 to GSK.
Impax will complete the current Phase III program for IPX066, which includes the recently completed APEX-PD trial in early PD. The results from the remaining Phase III study program are expected to be available in 2011. In the U.S., Impax expects to file a New Drug Application for Parkinson’s Disease in late 2011 and will be responsible for commercialization. In other regions, excluding Taiwan, GSK will be responsible for further development and registration of IPX066 and commercialization of the product in those markets. A team structure with representatives from both companies is being established to enable effective coordination of planned global regulatory and commercialization activities.
“We are very pleased to announce this development and collaboration agreement with GSK, which is a significant milestone in the development of Impax Pharmaceuticals and an important achievement in the planned global commercialization for IPX066 for the treatment of Parkinson’s Disease,” stated Michael Nestor, President of Impax Pharmaceuticals. “GSK is an ideal partner for IPX066, combining global best-in-class development, regulatory and commercial experience in Parkinson’s Disease, which will be an asset in the successful commercialization of IPX066.”
“We are excited by the opportunity IPX066 represents to patients,” commented, Atul Pande, Senior Vice President, Neurosciences Medicines Development Center, GSK. “There is a significant need for a therapy which can improve on clinical symptom management and control in Parkinson’s Disease. We look forward to collaborating with Impax and hope to deliver an improved treatment option to the millions of people living with this devastating disease.”

PRESS RELEASE
About IPX066
IPX066 is an investigational extended release carbidopa-levodopa product with an enhanced pharmacokinetic profile. The IPX066 pharmacokinetic profile has the potential to offer reliable control of Parkinson’s Disease symptoms, such as the reduction in “off time” throughout the day, which has been observed in preliminary studies of IPX066.
“Off time” is the functional state when patients’ medication effect has worn off and there is a return of Parkinson symptoms.
The phase III clinical development program for the registration of IPX066 in the U.S. includes the recently completed APEX-PD trial in early PD, the ADVANCE-PD study in advanced PD subjects, an open label extension study for subjects from the ADVANCE-PD and APEX-PD studies. Additionally, for the European application, Impax is conducting the ASCEND-PD comparative study of IPX066 and carbidopa-levodopa and entacapone, which is currently enrolling subjects.
About Parkinson’s Disease
Parkinson’s Disease is a chronic neurodegenerative movement disorder affecting over three million people in the U.S., Europe and Japan.
About Impax Laboratories, Inc.
Impax Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. Impax markets its generic products through its Global Pharmaceuticals division and markets its branded products through the Impax Pharmaceuticals division. Additionally, where strategically appropriate, Impax has developed marketing partnerships to fully leverage its technology platform. Impax Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward, Philadelphia and Taiwan facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.
Impax Laboratories, Inc: Company Contact:
Mark Donohue
Sr. Director
Investor Relations and Corporate Communications
(215) 933-3526
www.impaxlabs.com

PRESS RELEASE
GlaxoSmithKline — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

GlaxoSmithKline Enquiries:

UK Media enquiries:	David Mawdsley	(020) 8047 5502
	Claire Brough	(020) 8047 5502
	Stephen Rea	(020) 8047 5502
	Alexandra Harrison	(020) 8047 5502
	Jo Revill	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(919) 483 2839
	Mary Anne Rhyne	(919) 483 2839
	Kevin Colgan	(919) 483 2839
	Jennifer Armstrong	(919) 483 2839

European Analyst/Investor enquiries:	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503
	Ziba Shamsi	(020) 8047 3289

US Analyst/ Investor enquiries:	Tom Curry	(215) 751 5419
	Jen Hill Baxter	(215) 751 7002
Impax Laboratories, Inc.”Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include the effect of current economic conditions on the Company’s industry, business, financial position, results of operations and market value of its common stock, the ability to maintain an effective system of internal control over financial reporting, fluctuations in revenues and operating income, reductions or loss of business with any significant customer, the impact of competitive pricing and products and regulatory actions on the Company’s products, the ability to sustain profitability and positive cash flows, the ability to maintain sufficient capital to fund operations, the ability to successfully develop and commercialize pharmaceutical products, the uncertainty of patent litigation, consumer acceptance and demand for new pharmaceutical products, the difficulty of predicting FDA filings and approvals, the inexperience of the Company in conducting clinical trials and submitting new drug applications, reliance on key alliance and collaboration agreements, the availability of raw materials, the ability to comply with legal and regulatory requirements governing the healthcare industry, the regulatory environment, exposure to product liability claims and other risks described in the Company’s periodic reports filed with the SEC. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.
GSK’s cautionary statement regarding forward-looking statements
Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under ‘Risk Factors’ in the ‘Business Review’ in the company’ s Annual Report on Form 20-F for 2009.
###

Schedule 1.34
FTE Rates
With respect to activities undertaken by Impax, an annual rate of $XXXXXX per FTE (which rate shall include customary overhead).
With respect to activities undertaken by GSK, an annual rate of $XXXXXX per FTE (which rate shall include customary overhead).

Schedule 1.51
List of Impax Patents
Patent Family “A”

Filing/Submission
Appl. No.	Country/Region	Date	Priority Date	Priority Application	Status
10/241,837	United States	September 12, 2002	May 29, 2002	USSN 10/158,412	Issued (USPN 7,094,427)

03756204.8	Europe	May 23, 2003	May 29, 2002	PCT/US03/016391	Pending

2003/247409	Australia	May 23, 2003	May 29, 2002	PCT/US03/016391	Granted (AUPN 2003247409)

2,486,859	Canada	May 23, 2003	May 29, 2002	PCT/US03/016391	Granted (CAPN 2,486,859)

5107265.8	Hong Kong	May 23, 2003	May 29, 2002	PCT/US03/016391	Pending

164856	Israel	May 23, 2003	May 29, 2002	PCT/US03/016391	Granted (ILPN 164856)

2004-508790	Japan	May 23, 2003	May 29, 2002	PCT/US03/016391	Pending

10-2004-7019167	South Korea	May 23, 2003	May 29, 2002	PCT/US03/016391	Pending

Schedule 1.51
List of Impax Patents (cont.)
Patent Family “B”

Filing/Submission
Appl. No.	Country/Region	Date	Priority Date	Priority Application	Status
12/599,668	United States	November 10, 2009	December 28, 2007	PCT/US08/014080	Pending

2008343787	Australia	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

2,711,014	Canada	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

200880122755.1	China	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

08866933.8	Europe	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

206756	Israel	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

1350/MUMN/2010	India	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

100114775	Japan	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

10-2010-7016189	South Korea	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

MX/a2010/007207	Mexico	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

586870	New Zealand	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending

Not yet known	Singapore	December 26, 2008	December 28, 2007	PCT/US08/014080	Pending